As filed with the Securities and
                                              Exchange Commission on
                                              July 22, 2005
                                              An Exhibit List can be found on
                                              Page II-11.
                                              Registration No. 333 122162

                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON D.C. 20549
                            _____________________________
                                 AMENDMENT NO. 2 TO
                                     FORM SB-2
                              REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                             _____________________________

                                  GAMEZNFLIX, INC.
               (Name of small business issuer in its charter)

     Nevada                    454111                        54-1838089
(State or other         (Primary Standard Industrial    (I.R.S. Employer
Jurisdiction of          Classification Code Number)     Identification No.)
Incorporation or Organization)

                              1535 Blackjack Road
                            Franklin, Kentucky  42134
                                  270-598-0385
       (Address and telephone number of principal executive offices and principal place of business)

                        John Fleming, Chief Executive Officer
                                 GAMEZNFLIX, INC.
                                1535 Blackjack Road
                              Franklin, Kentucky  42134
                                   270-598-0385
          (Name, address and telephone number of agent for service)

                                  Copies to:
                             Gregory Sichenzia, Esq.
                             Stephen M. Fleming, Esq.
                         Sichenzia Ross Friedman Ference LLP
                        1065 Avenue of the Americas, 21st Flr.
                              New York, New York 10018
                                   (212) 930-9700
                                 (212) 930-9725 (fax)

                  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                      CALCULATION OF REGISTRATION FEE

Title of each     Amount to be    Proposed         Proposed       Amount of
  Class of        Registered(1)    Maximum         Maximum      Registration
Securities to                    Offering Price    Aggregate        Fee
Be Registered                      Per Share       Offering
                                                   Price

Common stock
issuable upon
conversion of
debentures        2,500,000,000(2)  $.01(3)        $25,000,000.00   $2,942.50

Common Stock
issuable upon
exercise of
warrants
                     15,000,000(4)  $1.09(5)       $16,350,000.00   $1,924.40

Total             2,515,000,000                                     $4,866.90*

*Previously paid $3,101.40.

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures and the exercise of warrants held by the selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes good faith estimate of the number of shares issuable upon conversion of the debentures. The amount to be registered also includes shares of common stock issualbe upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. Should the conversion ratio of our convertible debentures result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule
416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on July 6, 2005, which was $.01 per share.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $1.09 per share to account for antidilution and price protection adjustments.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $1.09.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 22, 2005

                            GAMEZNFLIX, INC.
                          2,515,000,000 SHARES OF
                               COMMON STOCK

     This prospectus relates to the resale by the selling stockholder of up to 2,515,000,000 shares of our common stock, including up to 2,515,000,000 shares of common stock underlying convertible debentures and up to 15,000,000 issuable upon the exercise of common stock purchase warrants. The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or (iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. The warrant is exercisable into 15,000,000 shares of common stock for a period of three years at an exercise price of $1.09 per share. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder may be deemed an underwriter of the shares of common stock, which it is offering. We will pay the expenses of registering these shares.

     As a result of our substantial need for working capital and other factors, our auditors and their report dated March 28, 2005, have expressed substantial doubt about our ability to continue as going concern.

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "GZFX". The last reported sales price per share of our common stock as reported by the Over-The-
Counter Bulletin Board on July 6, 2005, was $.01.

     Investing in these securities involves significant risks.   See "Risk
Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is _______, 2005.

     The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by GameZnFlix, Inc., with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                                 Table Of Contents

                            Table Of Contents

Prospectus Summary                                                          3

Risk Factors                                                                5

Use of Proceeds                                                            12

Market for Common Equity and Related Stockholder Matters                   12

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                                  13

Description of Business                                                    19

Description of Property                                                    23

Legal Proceedings                                                          23

Directors, Executive Officers, Promoters and Control Persons               24

Executive Compensation                                                     25

Certain Relationships and Related Transactions                             28

Changes In and Disagreements with Accountants on
Accounting and Financial Disclosure                                        28

Security Ownership of Certain Beneficial Owners and Management             30

Description of Securities Being Registered                                 31

Indemnification for Securities Act Liabilities                             31

Plan of Distribution                                                       31

Selling Stockholder                                                        34

Legal Matters                                                              36

Experts                                                                    36

Available Information                                                      36

Financial Statements                                                       37

                             PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                              GAMEZNFLIX, INC.

     We are an on-line DVD and video game rental business dedicated to providing customers a quality rental experience through our website, www.gameznflix.com. Our service is an alternative to store based gaming rentals. We currently provide rental services to our subscribers, as well as the option to purchase new video game and DVD titles at a discounted price. We seek to provide our customers with a large selection of video game rental choices on a monthly subscription basis. Customers can sign-up via the web page to rent
DVD and/or video games of their choice. The titles are then shipped to the customer via first class mail once they have made their selection(s). Active subscribers can retain the games or DVDs for an indefinite amount of time as long as they are active paying subscribers. Customers can exchange their selections at anytime by returning their game(s) or DVDs in the pre-addressed package provided. Since November 2004, when we commenced keeping track of our customer base, we have consistently maintained a monthly customer base of 3,800 customers.

    For the years ended December 31, 2004 and 2003, we generated revenue in the amount of $287,117 and $143,421, respectively, and a net loss of $9,717,301 and $228,270, respectively. For the quarter ended March 31, 2005, we generated revenue in the amount of $160,773 and a net loss of $675,704. As a result of our substantial need for working capital and other factors, our auditors in their report dated March 28, 2005, have expressed substantial doubt about our ability to continue as going concern.

     Our monthly burn rate is $150,000. As of March 31, 2005, we had $77,657 in cash and we will only be able to stay in operation for one month. However, several employees and consultants have been exercising options for cash, which has provided interim funding for our company. Historically, we have satisfied our burn rate either through the use of cash on hand, cash generated with the convertible debentures issued to Golden Gate Investors, Inc., cash generated from sales of securities or the issuance of shares in consideration for services.
At this time, we have no definitive plans to enter into an additional financing or for the issuance of shares of common stock for services.
If we are unable to utilize our financing facility with Golden Gate Investors, Inc., including the exercise of Golden Gate's warrants, enter into additional financing or enter agreements whereby we obtain services through the issuance of stock as opposed to the payment of cash, we will not be able to continue in operation for a period in excess of one month from the date hereof. Pursuant to the Golden Gate financing, we currently have 15,000,000 warrants outstanding that are exercisable at $1.09 per share and $150,000 in convertible debentures outstanding.

     Our principal offices are located at 1535 Blackjack Road, Franklin, Kentucky 42134, and our telephone number is 270-598-0385. We are a Nevada corporation.

Common stock offered by selling stockholder    Up to 2,515,000,000 shares,
                                               including  up to 2,500,000 000
                                               shares of common stock
                                               underlying convertible
                                               debentures in the amount of
                                               $150,000 and up to 15,000,000
                                               issuable upon the exercise of
                                               common stock purchase warrants
                                               at an exercise price of $1.09
                                               per share, based on current
                                               market prices and assuming full
                                               conversion of the convertible
                                               debentures and the full
                                               exercise of the warrants
                                               (includes a good faith estimate
                                               of the shares underlying
                                               convertible debentures and
                                               shares underlying warrants to
                                               account for price protection
                                               adjustments.
                                               This number represents 55.16%
                                               of our then current outstanding
                                               stock.

Common stock to be outstanding
after the offering                             Up to 1,839 801,665 shares
                                               assuming the full exercise of
                                               our warrants and conversion of
                                               our convertible debentures

Use of proceeds                                We will not receive any
                                               proceeds from the sale
                                               of the common stock.  However,
                                               we will receive up to
                                               $16,350,000 upon exercise of
                                               the warrants by the selling
                                               stockholder.  We expect to use
                                               the proceeds received from the
                                               exercise of the warrants, if
                                               any, for general working
                                               capital purposes. We received
                                               an aggregate of $150,000 in
                                               connection with the issuance of
                                               the convertible debenture to
                                               the selling stockholder.  We
                                               used the $150,000 for the
                                               general working capital
                                               purposes and the payment of
                                               professional fees.

     The above information regarding common stock to be outstanding after the offering is based on 966,001,665 shares of common stock outstanding as of July 6, 2005 and assumes the subsequent conversion of our issued convertible debentures and exercise of warrants by our selling stockholder.

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. ("Golden Gate") on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants. The investors provided us with an aggregate of $150,000 as follows:

     - $100,000 was disbursed to us on November 11, 2004; and

     - $50,000 has been retained for services provided to our company by various professionals, which shall be disbursed upon effectiveness of this registration statement;

     Further, in January 2005, Golden Gate provided us with $50,000 upon filing this registration statement which such funds represent a prepayment towards the exercise of Golden Gate's warrants. Upon providing Golden Gate with verification that the registration statement has been declared effective, Golden Gate will provide us with an advance of $150,000 (less legal fees paid by Golden Gate) which such funds represent a prepayment towards the exercise of Golden Gate's warrants.

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.015, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 15,000,000 shares of common stock at an exercise price of $1.09 per share. As a result, if Golden Gate elects to convert a portion of the convertible debenture, it must also exercise a pro-rata portion of the warrant at the same time regardless of the fact that the warrant is exercisable at $1.09 per share and our market price as of July 6, 2005 is $.01.

     For example, if Golden Gate elects to convert $2,500 of the convertible debenture, this would result in the issuance of 33,286,585 shares of common stock based on our current market price of $0.01. However, Golden Gate will not be entitled to convert the convertible debenture unless it also exercises the a pro rata portion of the warrant. In this situation, Golden Gate will be required to exercise approximately 249,000 warrants at an exercise price of $1.09 resulting in $271,410 in funding for our company less $200,000 that has been prepaid to date.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common
stock.   See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures.

     In accordance with EITF 00-27, we have determined the value of the convertible debenture and the fair value of the detachable warrants issued in connection with this debt. The estimated value of the warrants of $44,870 was determined using the Black-Scholes option pricing model under the following assumptions:

     - life of 1 year;

     - risk free interest rate of 3.5%; and

     - a dividend yield of 0% and volatility of 207%.

     The face amount of the debt of $150,000 was proportionately allocated to the convertible debt and the warrants in the amounts of $105,130 and $44,870, respectively. The value of the note was then allocated between the debt and the beneficial conversion feature, which attributed to $27,333 and $77,797, respectively. The combined total discount is $122,667, which is being amortized and treated as interest expense over the term of the convertible debt using the effective interest method. For the year ended December 31, 2004, we amortized a total of $5,602.

                               RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

     We have a history of losses which may continue, requiring us to seek additional sources of capital which may not be available, requiring us to curtail or cease operations.

     We incurred net losses of $9,717,301 for the year ended December
31, 2004 and $228,270 for the year ended December 31, 2003. In addition, for the three months ended March 31, 2005, we incurred a net loss of $675,704. Our monthly burn rate is approximately $150,000 per month and, accordingly, we will need to raise approximately $1,800,000 over the next 12 months in order to sustain our current operations. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to establish significant rentals of our DVDs and games over the Internet. Our possible success is dependent upon the successful development and marketing of our web site and products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we will require additional funds to sustain and expand our sales and marketing activities, particularly if a well-financed competitor emerges. Based on our current funding arrangement with Golden Gate, upon the effectiveness of this prospectus, which will allow Golden Gate to convert its convertible debenture and exercise its warrants and, in turn, provide us with funding, we do not anticipate that we will require additional funds to continue our operations for the next twelve months. In the event that our financing arrangement with Golden Gate is terminated or if we need additional financing, there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. In addition, during April 2005, we received $176,000 in cash in connection with the issuance of 40,000,000 shares upon exercise of options by two individuals and in May 2005 we received $250,000 in cash in connection with the issuance of 60,000,000 shares upon exercise of options held by one individual. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

     Our Independent Auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

     In their report dated March 28, 2005, our independent auditors stated that our financial statements for the year ended December 31, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of cash flow constraint, an accumulated deficit of $18,503,134 at December 31, 2004 and recurring losses from operations. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

If our efforts to attract subscribers are not successful, our revenues will be affected adversely.

     We must continue to attract and retain subscribers. Since November
2004, when we commenced keeping track of our customer base, we have consistently maintained a monthly customer base of 3,800 customers.
We typically retain approximately 45% of our new customers from the trial to membership phase. We typically retain approximately 72 % of our customers after one month of membership, 92% after two months of membership and 97% after three months of membership. Thereafter, we lose approximately 3% to 3.5% each month of our new customers. To succeed, we must continue to attract a number of subscribers who have traditionally used video and game retailers, video and game rental outlets, cable channels, such as HBO and Showtime and pay-per-view.
Our ability to attract and retain subscribers will depend in part on our ability to consistently provide our subscribers a high quality experience for selecting, viewing or playing, receiving and returning titles. If consumers do not perceive our service offering to be of quality, or if we introduce new services that are not favorably received by them, we may not be able to attract or retain subscribers.
If our efforts to satisfy our existing subscribers are not successful, we may not be able to attract new subscribers, and as a result, our revenues will be affected adversely.

If we experience excessive rates of subscriber churn, our revenues and business will be harmed.

     We must minimize the rate of loss of existing subscribers while adding new subscribers. We typically retain approximately 45% of our new customers from the trial to membership phase. We typically retain approximately 72% of our customers after one month of membership, 92% after two months of membership and 97% after three months of membership. Thereafter, we lose approximately 3% to 3.5% each month of our new customers. Subscribers cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, delivery takes too long, the service is a poor value and customer service issues are not satisfactorily resolved. We must continually add new subscribers both to replace subscribers who cancel and to grow our business beyond our current subscriber base. If too many of our subscribers cancel our service, or if we are unable to attract new subscribers in numbers sufficient to grow our business, our operating results will be adversely affected.
Further, if excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these subscribers with new subscribers.

If we are unable to offset increased demand for DVDs or games with increased subscriber retention or operating margins, our operating results may be affected adversely.

     Subscribers to our service can view as many titles and/or play games as they want every month and, depending on the service plan, may have out between three and eight titles at a time. With our use of two shipping centers and the associated software and procedural upgrades, we have reduced the transit time of DVDs and games. As a result, our subscribers have been able to exchange more titles each month, which has increased our operating costs. As we establish additional shipping centers or further refine our distribution process, we may see a continued increase in usage by our subscribers. If our subscriber retention does not increase or our operating margins do not improve to an extent necessary to offset the effect of increased operating costs, our operating results will be adversely affected.

     In addition, subscriber demand for titles may increase for a variety of other reasons beyond our control, including promotion by studios and seasonal variations in movie watching. Our subscriber growth and retention may be affected adversely if we attempt to increase our monthly subscription fees to offset any increased costs of acquiring or delivering titles and games.

If our subscribers select titles that are more expensive for us to acquire and deliver more frequently, our expenses will increase.

     Certain titles cost us more to acquire depending on the source from whom they are acquired and the terms on which they are acquired. If subscribers select these titles more often on a proportional basis compared to all titles selected and other DVD or game acquisition expenses could increase, and our gross margins could be adversely affected.

     Any significant disruption in service on our Web site or in our computer systems could result in a loss of subscribers.

     Subscribers and potential subscribers access our service through our Web site, where the title selection process is integrated with our delivery processing systems and software. Our reputation and ability to attract, retain and serve our subscribers is dependent upon the reliable performance of our Web site, network infrastructure and fulfillment processes. Interruptions in these systems could make our Web site unavailable and hinder our ability to fulfill selections. Service interruptions or the unavailability of our Web site could diminish the overall attractiveness of our subscription service to existing and potential subscribers.

     Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempts by hackers to disrupt our Web site service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation. We do not have an insurance policy that covers expenses related to direct attacks on our Web site or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our Web site or internal computer systems could result in a loss of subscribers and adversely affect our business and results of operations.

     Our servers utilize a number of techniques to track, deter and thwart attacks from computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. We currently use both hardware and software to secure our systems, network and, most importantly, our data from these attacks. This includes several layers of security in place for our protection and that of our member's data. We also have procedures in place to ensure that the latest security patches and software are running on our servers - thus maintaining another level of security.

If government regulation of the Internet or other areas of our business changes or if consumer attitudes toward use of the Internet change, we may need to change the manner in which we conduct our business, or incur greater operating expenses.

     The adoption or modification of laws or regulations relating to the Internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

     The manner in which Internet and other legislation may be interpreted and enforced cannot be precisely determined and may subject either us or our customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any laws or regulations that adversely affect the popularity or growth in use of the Internet could decrease the demand for our subscription service and increase our cost of doing business.

     In addition, if consumer attitudes toward use of the Internet change, consumers may become unwilling to select their entertainment online or otherwise provide us with information necessary for them to become subscribers. Further, we may not be able to effectively market our services online to users of the Internet. If we are unable to interact with consumers because of changes in their attitude toward use of the Internet, our subscriber acquisition and retention may be affected adversely.

If our efforts to build strong brand identity and improve subscriber satisfaction and loyalty are not successful, we may not be able to attract or retain subscribers, and our operating results will be affected adversely.

     The GameZnFlix brand is young, and we must continue to build strong brand identity. To succeed, we must continue to attract and retain a number of owners of DVD and video game players who have traditionally relied on store-based rental outlets and persuade them to subscribe to our service through our Web site. We may be required to incur significantly higher advertising and promotional expenditures than we currently anticipate to attract numbers of new subscribers. We believe that the importance of brand loyalty will increase with a proliferation of DVD and game subscription services and other means of distributing titles. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain subscribers will be affected adversely.

If we are unable to manage the mix of subscriber acquisition sources, our subscriber levels may be affected adversely and our marketing expenses may increase.

     We utilize a mix of incentive-based and fixed-cost marketing programs to promote our service to potential new subscribers. We obtain a portion of our new subscribers through our online marketing efforts, including third party banner ads, direct links and our active affiliate program. While we opportunistically adjust our mix of incentive-based and fixed-cost marketing programs, we attempt to manage the marketing expenses to come within a prescribed range of acquisition cost per subscriber. To date, we have been able to manage our acquisition cost per subscriber; however, if we are unable to maintain or replace our sources of subscribers with similarly effective sources, or if the cost of our existing sources increases, our subscriber levels may be affected adversely and our cost of marketing may increase.

If we are unable to continue using our current marketing channels, our ability to attract new subscribers may be affected adversely.

     We may not be able to continue to support the marketing of our service by current means if such activities are no longer available to us or are adverse to our business. In addition, we may be foreclosed from certain channels due to competitive reasons. If companies that currently promote our service decide to enter our business or a similar business, we may no longer be given access to such channels. If the available marketing channels are curtailed, our ability to attract new subscribers may be affected adversely.

If we are unable to compete effectively, our business will be affected adversely.

     The market for in-home filmed entertainment and gaming products is intensely competitive and subject to rapid change. Many consumers maintain simultaneous relationships with multiple in-home entertainment providers and can easily shift spending from one provider to another. For example, consumers may subscribe to HBO, rent a DVD or game from Blockbuster, buy a DVD or game from Wal-Mart and subscribe to our service, or some combination thereof, all in the same month. Competitors may be able to launch new businesses at relatively low cost. DVDs and game rentals represent only one of many existing and potential new technologies for viewing filmed entertainment or playing games. If we are unable to successfully compete with current and new competitors and technologies, we may not be able to achieve adequate market share, increase our revenues or maintain profitability. Our principal competitors include, or could include:

     - video and game rental outlets, such as Blockbuster and Hollywood Entertainment;

     - movie and game retail stores, such as Best Buy, Wal-Mart and Amazon.com;

     - Subscription entertainment services, such as HBO and Showtime;

     - pay-per-view services;

     - online DVD and game sites, such as FilmCaddy.com and Walmart.com;

     - Internet movie providers, such as Movielink, CinemaNow.com and MovieFlix;

     - cable providers, such as AOL Time Warner and Comcast; and

     - direct broadcast satellite providers, such as DIRECTV and Echostar.

     Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of our competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to marketing and Web site and systems development than we do. The rapid growth of our online entertainment subscription business since our inception may attract direct competition from larger companies with significantly greater financial resources and national brand recognition. In 2003, Wal-Mart's online affiliate Walmart.com launched an online DVD subscription service, Wal-Mart DVD Rentals. Likewise, Blockbuster acquired an online DVD subscription service, FilmCaddy.com. We also compete with Netflix.com, an online DVD rental service. Increased competition may result in reduced operating margins, loss of market share and reduced revenues. In addition, our competitors may form or extend strategic alliances with studios and distributors that could adversely affect our ability to obtain titles on favorable terms.

If we experience delivery problems or if our subscribers or potential subscribers lose confidence in the U.S. mail system, we could lose subscribers, which could adversely affect our operating results.

     We rely exclusively on the U.S. Postal Service to deliver DVDs and games from our shipping centers and to return DVDs and games to us from our subscribers. We are subject to risks associated with using the public mail system to meet our shipping needs, including delays caused by bioterrorism, potential labor activism and inclement weather. Our DVDs and games are also subject to risks of breakage during delivery and handling by the U.S. Postal Service. The risk of breakage is also impacted by the materials and methods used to replicate our DVDs and games. If the entities replicating our DVDs and games use materials and methods more likely to break during delivery and handling or we fail to timely deliver DVDs and games to our subscribers, our subscribers could become dissatisfied and cancel our service, which could adversely affect our operating results. In addition, increased breakage rates for our DVDs and games will increase our cost of acquiring titles.

If we are required to incur expenditures as a result of indemnification of our directors, officers or employees for any reason our net income will decrease as a result of increase expenses.

     Our articles of incorporation include provisions to the effect that we may indemnify any director, officer, or employee. In addition, provisions of Nevada law provide for such indemnification. Any indemnification of directors, officer, or employees, could result in substantial expenditures being made by our company in covering any liability of such persons or in indemnifying them.

Risks Relating to Our Current Financing Arrangement:

There Are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

     As of July 6, 2005, we had 824,801,665 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 1,997,195,122 shares of common stock at current market prices, and outstanding warrants to purchase 15,000,0000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our convertible debentures could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

     Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of July 6, 2005 of $0.01.



                                 Effective                 Number                   % of
% Below          Price Per       Conversion               of Shares               Outstanding
 Market            Share           Price                  Issuable                 Stock
25%              $.0075          $.0060                   2,735,000,000            73.90%
50%              $.0050          $.0040                   4,110,000,000            80.97%
75%              $.0025          $.0020                   8,235,000,000            89.50%




     As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

     Golden Gate is contractually required to exercise its warrants and convert its convertible debenture on a concurrent basis. The issuance of shares in connection with the exercise of the warrants and conversion of the convertible debentures results in the issuance of shares at an effective 18% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

      The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert its convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 9.9% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to pay penalties to Golden Gate, redeem the convertible debenture at 130% and/or compensate Golden Gate for any buy-in that it is required to make.

     If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to:

     - pay late payments to Golden Gate for late issuance of common stock upon conversion of the convertible debenture, in the amount of $100 per business day after the delivery date for each $10,000 of convertible debenture principal amount being converted or redeemed.

     - in the event we are prohibited from issuing common stock, or fail to timely deliver common stock on a delivery date, or upon the occurrence of an event of default, then at the election of Golden Gate, we must pay to Golden Gate a sum of money determined by multiplying up to the outstanding principal amount of the convertible debenture designated by Golden Gate by 130%, together with accrued but unpaid interest thereon

     - if ten days after the date we are required to deliver common stock to Golden Gate pursuant to a conversion, Golden Gate purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by Golden Gate of the common stock which it anticipated receiving upon such conversion (a "Buy-In"), then we are required to pay in cash to Golden Gate the amount by which its total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds the aggregate principal and/or interest amount of the convertible debenture for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full.

     In the event that we are required to pay penalties to Golden
Gate or redeem the convertible debentures held by Golden Gate, we may be required to curtail or cease our operations.

If We Are Required for any Reason to Repay Our Outstanding
Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

     In November 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $150,000 principal amount of convertible debentures, which are presently outstanding. The convertible debentures are due and payable, with 4 _% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default could require the early repayment of the convertible debentures at a price equal to 125% of the amount due under the debentures. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Relating to Our Common Stock:

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

     Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Directors and Executive Officers Beneficially Own Approximately 16% of Our Stock; Their Interests Could Conflict with Yours;
Significant Sales of Stock Held by Them Could Have a Negative Effect on Our Stock Price; Stockholders May be Unable to Exercise Control.

     As of July 6, 2005, our executive officers, directors and affiliated persons beneficially owned approximately 16% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

elect or defeat the election of our directors;

     - amend or prevent amendment of our articles of incorporation or bylaws;

     - effect or prevent a merger, sale of assets or other corporate transaction; and

     - control the outcome of any other matter submitted to the stockholders for vote.

     As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes
Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     - that a broker or dealer approve a person's account for transactions in penny stocks; and

     - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     - obtain financial information and investment experience objectives of the person; and

     - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     - sets forth the basis on which the broker or dealer made the suitability determination; and

     - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants in the amount up to $16,350,000 and we received an aggregate of $150,000 in connection with the issuance of the convertible debenture to the selling stockholder. We have used the $150,000 for the general working capital purposes and the payment of professional fees. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

     Further, in January 2005, Golden Gate provided us with $50,000 upon filing this registration statement which such funds represent a prepayment towards the exercise of Golden Gate's warrants. We have used the $50,000 for working capital purposes. Upon providing Golden Gate with verification that the registration statement has been declared effective, Golden Gate will provide us with an advance of $150,000 (less legal fees paid by Golden Gate) which such funds represent a prepayment towards the exercise of Golden Gate's warrants.

       MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the symbol "GZFX". Our common stock began trading on the Over the Counter Bulletin Board under the symbol "SYCD". With the change in our name to "Point Group Holdings, Incorporated", the symbol changed to "PGHI" on December 13, 2002. The symbol was changed to "GZFX" effective on February 6, 2004 with the change in our name to "GameZnFlix, Inc." For the periods indicated, the following table sets forth the high and low bid prices per share of common stock.
These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Quarter Ended                 High ($)                     Low ($)

June 30, 2005                 .01                           .01
March 31, 2005                .14                           .01
December 31, 2004             .04                           .01
September 30, 2004            .11                           .01
June 30, 2004                 .17                           .01
March 31, 2004                .18                           .01
December 31, 2003             .004                          .043
September 30, 2003            .007                          .001
June 30, 2003                 .01                           .0001
March 31, 2003                .004                          .0001

     In February 2004, we were approved to trade shares on the Third Market Segment of the Berlin Stock Exchange under the trading symbol of "PQJ.BE. We were also approved to trade shares on the Third Market Segment of the Frankfurt Stock Exchange under the trading symbol of "PQJ.FSE".

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock on the Third Market Segment of the Berlin Stock Exchange expressed in Euros.

Quarter Ended                 High ($)                     Low ($)

June 30, 2005                 .01                          .01
March 31, 2005                .02                          .01
December 31, 2004             .02                          .01
September 30, 2004            .08                          .02
June 30, 2004                 .13                          .08
March 31, 2004                .11                          .10

     For the periods indicated, the following table sets forth the high and low bid prices per share of common stock on the Third Market Segment of the Frankfurt Stock Exchange expressed in Euros.

Quarter Ended                 High ($)                     Low ($)

June 30, 2005                  .01                         .01
March 31, 2005                 .02                         .01
December 31, 2004              .02                         .01
September 30, 2004             .08                         .01
June 30, 2004                  .13                         .07
March 31, 2004                 .10                         .08

                               HOLDERS

     As of July 6, 2005, we had approximately 300 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holiday Road, Salt Lake City, Utah 84117.

     We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS

     Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     - discuss our future expectations;

     - contain projections of our future results of operations or of our financial condition; and

     - state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

     Our company, through our website www.gameznflix.com, is an on-line video game and DVD movie rental business dedicated to providing subscribers a quality rental experience. We offer subscribers a reliable, web-based alternative to traditional store-based DVD and video game rentals on a national scale. Our standard subscription plan of $17.25 per month allows subscribers to have up to three DVD and video game titles out at the same time with no due dates, late fees or shipping charges. Subscribers select titles at our website which are then sent via U.S mail with a prepaid return mailer. Our service is an alternative to store-based video game rentals as we offer a high level of customer service, quality titles, and superior product availability.

     In March 2004, we launched our website,
http://www.gameznflix.com. However, we did not fully commence our operations in the online DVD and video game rental until September 2004. In conjunction with the website launch, we also launched a national television ad campaign designed to create awareness among our target consumers and to generate traffic to the website. Since November 2004, when we commenced tracking the number of our customers, we have historically had approximately 3,800 active customers.

     We believe that our planned growth and profitability will depend in large part on our ability to promote our services, gain subscribers and expand our relationship with current subscribers. Accordingly, we intends to focus our attention and investment of resources in marketing, strategic partnerships and development of our subscriber base. If we are not successful in promoting our services and expanding our subscriber base, this may have a material adverse effect on our financial condition and the ability to continue to operate the business.

Results of Operations - Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

Revenues

     We had revenues of $160,773 for the three months ended March 31, 2005 which was substantially derived from monthly subscription fees. During the three months ended March 31, 2005, our subscriber base averaged approximately 3,800 subscribers per month. We continue to focus on growing our subscriber base through marketing and our affiliate partnership program whereby a referral fee is paid for each new subscriber signed. Since our DVD and video games rental activities have a limited history, we are unable to provide any meaningful churn figures. Churn is a monthly measure defined as customer cancellations in the quarter derived by the sum of beginning subscribers and gross subscriber additions, then divided by three months. Customer cancellations in the quarter include cancellations from gross subscriber additions, which is included in the gross subscriber additions in the denominator. Once we have more operational activity history, management will use churn as a measure to evaluate whether we are obtaining new subscribers while retaining our existing subscribers in accordance to our business plans.

Net Loss

     Our net loss was $675,704 for the three months ended March 31, 2005 as result of the factors mentioned below including fulfillment expenses, mail delivery expenses and operating expenses such as selling, general and administrative expenses, amortization and depreciation and professional fees. We anticipate having a recurring net loss for the next eight months in 2005.

Cost of Revenues

     Our cost of revenues were $138,261 for the three months ended March 31, 2005. The cost of revenues was primarily attributable to fulfillment expenses and mail delivery. We anticipate these two expenses to continue to comprise a significant portion of our overall cost of revenues. In March 2005, we changed our fulfillment services from an external provider to internally providing such services. We believe we can reduce the overall percentage of fulfillment expense in relation to gross revenues and better maintaining overall fulfillment services.

Selling, General and Administrative Expenses

     We reported selling, general and administrative expenses of $279,098 for the three months ended March 31, 2005 compared to $375,999 for the same period in prior year, an overall decrease of $96,901 or approximately 26%. Selling, general and administrative expenses comprised primarily of related payroll expenses of approximately $117,000, advertising expenses of approximately $35,000, certain repairs and maintenance expenses of approximately $22,000 that we do not anticipate as being a recurring expense, and Internet connectivity fees of approximately $19,000. We believe that the current level of selling, general and administrative expenses will tend to fluctuate by about 20% in the next twelve months.

Amortization and Depreciation Expenses

     Our amortization and depreciation expenses of $221,343 for the three months ended March 31, 2005 compared to $2,248 for the same period in prior year resulted an overall increase of $219,095. Amortization and depreciation expenses comprised mainly of amortization expense of approximately $198,000 related to our DVD and game library. The library is amortized over twelve months based on the month of purchase of new additions to the library. As our overall DVD and game library increases in future periods, such increase will impact our amortization and depreciation expense.

Consulting and Professional Fees

     We reported consulting and professional fees of $197,906 for the three months ended March 31, 2005 compared to $1,398,515 for the same period in the prior year, an overall decrease of $1,200,609 or approximately 86%. Consulting and professional fees in 2004 were primarily related to hiring of business consultants to develop our business model for the launching of the DVD and video game rental business that approximate 88% of overall consulting and professional fees. Accordingly, we will continue to incur consulting and professional fees but not at such levels as in prior periods. We believe that the current level of consulting and professional fees will tend to fluctuate by about 25% in the next twelve months.

Operating Activities

     The net cash used in operating activities was $357,333 for the three months ended March 31, 2005 compared to $520,371 for the same period in prior year, a decrease of $163,038 or approximately 31%. This decrease is attributed to many changes from period to period, including the payment of stock based compensation.

Investing Activities

     Net cash used in investing activities increased to $225,852 during the three months ended March 31, 2005 as compared to zero for the same period in prior year as a result of the purchase of DVD and game library.

Results of Operations - Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues

     We reported gross revenues of $287,117 for the year ended
December 31, 2004 of which substantially all of our gross revenues were derived from monthly subscription fees. Gross revenues reflect activities primarily from September 2004 through December 2004 since we did not fully commence our DVD and video game rental activities until September 2004. During the course of those months, our subscriber base averaged approximately 3,800 subscribers per month.
We continue to focus on growing our subscriber base through marketing and our affiliate partnership program whereby a referral fee is paid for each new subscriber signed. Since our DVD and video games rental activities are limited, we are unable to provide any meaningful churn figures. Churn is a monthly measure defined as customer cancellations in the quarter derived by the sum of beginning subscribers and gross subscriber additions, then divided by three months. Customer cancellations in the quarter include cancellations from gross subscriber additions, which is included in the gross subscriber additions in the denominator. Once we have more operational activity history, management will use churn as a measure to evaluate whether we are obtaining new subscribers while retaining our existing subscribers in accordance to our business plans.

Net Loss

     We reported a net loss of $9,717,301 for the year ended December 31, 2004 as result of the factors mentioned below including fulfillment expenses, mail delivery expenses and operating expenses such as advertising costs, selling, general and administrative expenses, amortization and depreciation and consulting and professional fees. We anticipate having a recurring net loss for the next six to eight months in 2005.

Cost of Revenues

     We reported cost of revenues of $188,415 for the year ended December 31, 2004. The cost of revenues in 2004, primarily were attributable to fulfillment expenses and mail delivery. We anticipate these two expenses to continue to comprise a significant portion of our overall cost of revenues. In March 2005, we changed our fulfillment services from an external provider to internally providing such services. We believe we can reduce the overall percentage of fulfillment expense in relation to gross revenues and better maintain overall fulfillment services.

Advertising

     We reported advertising expenses of $3,044,100 for the year ended December 31, 2004. Such advertising consisted of a national television and radio advertising campaign designed to create awareness among our target consumers and to generate traffic to the website, and this expense approximated $2,702,000. We do not anticipate continuing this level of television advertising and believe our advertising expenses in the next twelve months should decrease as compared to fiscal year 2004.

Selling, General and Administrative Expenses

     We reported selling, general and administrative expenses of $2,137,428 for the year ended December 31, 2004. Selling, general and administrative expenses comprised primarily of impairment charges of approximately $762,000 related to assets in our subsidiary, Naturally Safe Technology, Inc., payroll and contract service expenses of approximately $398,000, stock option expenses related to non-employees of approximately $267,000 and internet connectivity charges of approximately $154,000. We do not anticipate any recurring impairment charges in the future.

Consulting and Professional Fees

     We reported consulting and professional fees of $4,353,911 for the year ended December 31, 2004. These consulting and professional fees were primarily related to hiring of business consultants to develop our business model for the launching of the DVD and video game rental business that approximate 88% of overall consulting and professional fees. We do not anticipate in having such a high level of consulting and professional fees in the future and believe that 80% of such fees will not recur in the next twelve months.

Operating Activities

     The net cash used in operating activities was $3,102,688 for the year ended December 31, 2004 compared to $20,207 for the year ended December 31, 2003, an increase of $3,082,481. This increase is attributed to several items, primarily the payment of stock based compensation.

Investing Activities

     Net cash used in investing activities increased to $309,691 during the year ended December 31, 2004 as compared to $38,052 during the year ended December 31, 2003 as a result of the purchase of fixed assets.

Liquidity and Capital Resources.

     As of March 31, 2005, we had total current assets of $327,464 and total current liabilities of $813,229, resulting in a working capital deficit of $485,765; as of that date, we had cash of $77,657.
Our monthly burn rate is $150,000. During the three months ended March 31, 2005 and 2004, we incurred losses of $675,704 and $1,753,831, respectively, and we had an accumulated deficit of $19,178,838 as of March 31, 2005. These factors raise substantial doubt as to our ability to continue as a going concern.

     The accompanying financial statements have been prepared assuming that we will continue as a going concern. Continuing as a going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the ability of our company to continue as a going concern on a longer-term basis will be dependent upon our ability to generate sufficient cash flow from operations to meet our obligations on a timely basis, to retain our current financing, to obtain additional financing, and ultimately attain profitability. Our current cash flow from operations will not be sufficient to maintain our capital requirements for the next twelve months. Accordingly, we will need to continue raising capital through either debt or equity instruments. We believe we will need to raise at least $5,000,000 within the next twelve months so we may continue executing our business plans. Whereas we have been successful in the past in raising capital, no assurance can be given that these sources of financing will continue to be available to us and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on favorable terms. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern.

     If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures, or may be required to reduce the scope of our planned product development and marketing efforts, any of which could have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

     - curtail operations significantly;

     - sell significant assets;

     - seek arrangements with strategic partners or other parties that may require the company to relinquish significant rights to products, technologies or markets; or

     - explore other strategic alternatives including a merger or sale of our company.

     To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders.

     We have been successful in obtaining the required cash resources through private placements, convertible debentures and notes payable to service our company through to the end of 2005. Based on current cash reserves, we will be able to satisfy our capital requirement for one month. However, several employees and consultants have been exercising options for cash, which has provided interim funding for our company. Upon effectiveness of this registration statement, we expect to satisfy our capital requirements through funds received in connection with the exercise of warrants by Golden Gate.

     From January 24, 2005 to March 17, 2005, we issued options to purchase a total of 60,000,000 shares of common stock under our Stock Incentive Plan to one employee and one consultant of our company. These options, which were exercisable into free trading shares of common stock under that plan, were exercisable for a period of ten years after the grant at $0.01 per share. All these options were exercised during the quarter resulting in our company receiving $600,000. In addition, during April 2005, we received $176,000 in cash in connection with the issuance of 40,000,000 shares upon exercise of options by two non-affiliated individuals and in May 2005 we received $250,000 in cash in connection with the issuance of 60,000,000 shares upon exercise of options held by one consultant.

     In addition to the above, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants. The investor provided us with an aggregate of $150,000 as follows:

     - $100,000 was disbursed to us on November 11, 2004; and

     - $50,000 has been retained for services provided to our company by various professionals, which shall be disbursed upon effectiveness of this registration statement.

     Further, in January 2005, Golden Gate provided us with $50,000 upon filing this registration statement which such funds represent a prepayment towards the exercise of Golden Gate's warrants. Upon providing Golden Gate with verification that the registration statement has been declared effective, Golden Gate will provide us with an advance of $150,000 (less legal fees paid by Golden Gate) which such funds represent a prepayment towards the exercise of Golden Gate's warrants.

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of (i) $0.20, (ii) 82% of the average of the three lowest volume weighted average prices during the twenty trading days prior to the conversion or (iii) 82% of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $0.015, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 15,000,000 shares of common stock at an exercise price of $1.09 per share.

     If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to:

     - pay late payments to Golden Gate for late issuance of common stock upon conversion of the convertible debenture, in the amount of $100 per business day after the delivery date for each $10,000 of convertible debenture principal amount being converted or redeemed.

     - in the event we are prohibited from issuing common stock, or fail to timely deliver common stock on a delivery date, or upon the occurrence of an event of default, then at the election of Golden Gate, we must pay to Golden Gate a sum of money determined by multiplying up to the outstanding principal amount of the convertible debenture designated by Golden Gate by 130%, together with accrued but unpaid interest thereon

     - if ten days after the date we are required to deliver common stock to Golden Gate pursuant to a conversion, Golden Gate purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by Golden Gate of the common stock which it anticipated receiving upon such conversion (a "Buy-In"), then we are required to pay in cash to Golden Gate the amount by which its total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds the aggregate principal and/or interest amount of the convertible debenture for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

     In accordance with EITF 00-27, we have determined the value of the convertible debenture and the fair value of the detachable warrants issued in connection with this debt. The estimated value of the warrants of $44,870 was determined using the Black-Scholes option pricing model under the following assumptions:

     - life of 1 year;

     - risk free interest rate of 3.5%; and

     - a dividend yield of 0% and volatility of 207%.

     The face amount of the debt of $150,000 was proportionately allocated to the convertible debt and the warrants in the amounts of $105,130 and $44,870, respectively. The value of the note was then allocated between the debt and the beneficial conversion feature, which attributed to $27,333 and $77,797, respectively. The combined total discount is $122,667, which is being amortized and treated as interest expense over the term of the convertible debt using the effective interest method. For the year ended December 31, 2004, we amortized a total of $5,602.

Inflation

     The impact of inflation on our costs and the ability to pass on cost increases to our customers over time is dependent upon market conditions. We are not aware of any inflationary pressures that have had any significant impact on our operations over the past quarter, and the company does not anticipate that inflationary factors will have a significant impact on future operations.

Other

     We do not provide post-retirement or post- employment benefits requiring charges under Statements of Financial Accounting Standards No. 106 and No. 112.

Critical Accounting Policies

     The SEC has issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Registrant's most critical accounting policies include: (a) use of estimates in the preparation of financial statements; (b) Impairment of long-lived assets; (c) DVDs and video games library; and (d) revenue recognition and cost of revenue.

Use of Estimates in the Preparation of Financial Statements

      The preparation of these financial statements requires our company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to revenue recognition and concentration of credit risk. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Impairment of Long-Lived Assets

     Long-lived assets such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset group exceeds fair value of the asset group. We evaluated our long-lived assets and no impairment charges were recorded for any of the years presented.

DVDs and Video Games Library

     DVDs and video games are recorded at historical cost and depreciated using the straight-line method over a twenty-four month period. We have no immediate plans to have any part of our DVDs and video games library sold and accordingly no salvage value is provided. However if we do sell any of our DVDs and video games library, we will re-evaluate our depreciation policy in terms of the salvage value.

     Because of the nature of the business, we experience a certain amount of loss, damage, or theft of our DVDs and video games. This loss is shown in the cost of sales section of the Income Statement. Any accumulated depreciation associated with this item is accounted for on a first-in-first-out basis and treated as a reduction to depreciation expense in the month the loss is recognized.

Revenue Recognition and Cost of Revenue

     Subscription revenues are recognized ratably during each subscriber's monthly subscription period. Refunds to subscribers are recorded as a reduction of revenues. Revenues from sales of DVDs and video games are recorded upon shipment.

     Cost of subscription revenues consists of referral expenses, fulfillment expenses, and postage and packaging expenses related to DVDs and video games provided to paying subscribers. Revenue sharing expenses are recorded as DVDs subject to revenue sharing agreements are shipped to subscribers. Cost of DVD sales include the net book value of the DVDs sold and, where applicable, a contractually specified percentage of the sales value for the DVDs that are subject to revenue share agreements.

     Revenue from proprietary software sales that does not require further commitment from our company is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license.

Non-Cash Compensation Valuation

     We intend to issue shares of common stock to various individuals and entities for management, legal, consulting and marketing services. These issuances are valued at the fair market value of the services provided and the number of shares issued is determined, based upon the open market closing price of common stock as of the date of each respective transaction. These transactions will be reflected as a component of selling, general and administrative expenses in our statement of operations.

                                 BUSINESS

Business Development

     We were formed in Delaware in June 1997 under the name SyCo
Comics and Distribution Inc., which was the successor to a limited partnership named SyCo Comics and Distribution formed under the laws of the Commonwealth of Virginia on January 15, 1997 by Sy Robert
Picon and William Spears, the co-founders and principal shareholders of our company. On February 17, 1999, SyCo Comics and Distribution Inc. changed its name to Syconet.com, Inc. With the filing of
Articles of Merger with the Nevada Secretary of State on April 12, 2002, we were redomiciled from Delaware to Nevada and our authorized number of shares of common stock was increased to 500,000,000. On November 21, 2002, we amended our articles of incorporation changing our name to Point Group Holdings, Incorporated. On March 5, 2003, we amended our articles of incorporation so that an increase in our authorized capital stock can be approved by the board of directors without shareholder consent and a decrease in our issued and outstanding common stock (a reverse split) can be approved by the board of directors without shareholder consent. On July 11, 2003, we amended our articles of incorporation to increase our authorized
common stock to 900,000,000.    On January 26, 2004, the name of our
company was changed to "GameZnFlix, Inc" by the filing of amended articles of incorporation. On December 16, 2004, we amended our articles of incorporation to increase the number of authorized common shares to 2,000,000,000. In July 2005, we amended our articles of incorporation to increase our authorized common stock to 4,000,000,000.

     During the period of July 2002 to September 2002, we acquired two companies, AmCorp Group, Inc., a Nevada Corporation, and Naturally Safe Technologies, Inc. also a Nevada corporation, which are currently not operating. Amcorp provided services to companies that desired to be listed on the OTCBB and Naturally Safe held patents on a product that assisted Christmas trees in retaining water. During the fiscal year ended December 31, 2002, Amcorp generated 26% of our total revenues and Naturally Safe generated approximately 74% of our revenues. During the fiscal year ended December 31, 2003, Amcorp generated 2% of our total revenues and Naturally Safe generated approximately 88% of our revenues. In May 2003, we ceased operation of Prima International, LLC, a wholly owned subsidiary of Naturally Safe.

     During the period of July 2002 to September 2002, we acquired two companies, AmCorp Group, Inc., a Nevada Corporation, and Naturally Safe Technologies, Inc. also a Nevada corporation. Currently, Naturally Safe is current with its incorporation with the State of Nevada, but does not have any business operations. In February 2005, AmCorp amended its articles of incorporation, changing its name to GameZnFlix Racing and Merchandising, Inc. AmCorp provided services to companies that desired to be listed on the OTCBB and Naturally Safe held patents on a product that assisted Christmas trees in retaining water. During the fiscal year ended December 31, 2002, AmCorp generated 26% of our total revenues and Naturally Safe generated approximately 74% of our revenues. During the fiscal year ended December 31, 2003, AmCorp generated 2% of our total revenues and Naturally Safe generated approximately 88% of our revenues. In May 2003, we ceased operation of Prima International, LLC, a wholly subsidiary of Naturally Safe. In September 2003, we acquired Veegeez.com, LLC, a California limited liability company.

Our Business

     Veegeez.com provided its subscribers with access to its video game library. In March 2004, we launched our website, http://www.gameznflix.com. However, we did not fully commence our operations in the online DVD and video game rental until September 2004 In May 2004, the veegeez web site ceased operations and all traffic has been directed to the www.gameznflix.com web site.

     We currently provide subscribers with access to a comprehensive library of Xbox, Playstation 2, Playstation, and Nintendo Gamecube titles and DVDs. We believe our service is an alternative to store based gaming rentals and that we offer a high level of customer service, quality titles and product availability. The subscription plans allow subscribers to have three to eight titles out at the same time with no due dates, shipping charges or late fees for $17.25 per month to $222.00 annual membership. Subscribers can enjoy as many titles as they wish during their subscription time. Games and DVDs are selected on our website www.gameznflix.com via the queue system. The games and DVDs are shipped by first-class mail and can be returned to us at their convenience using the enclosed prepaid mailer. When a game and DVD has been returned, the subscriber's next available selection is mailed to them.

     Our management believes that we are in a good position to take advantage of the following market conditions:

     - start-up opportunities exist in the on-line video game rental business;

     - the need for use of efficient distribution and financial methods;

     - under-served market that has growth opportunity;

     - existing video game rental companies' uneven track record in providing customer service.

     Our internally developed software enables us to customize our website for each of our subscribers. Since our software is internally developed, our web site is easily changed and expanded to meet customer needs and provide vital business information. Our online interface with customers eliminates the need for costly retail outlets and allows us to serve a national customer base with low overhead costs.

     We currently provide rental services to our subscribers. In addition, we also sell new titles to our subscribers as well as non-members visiting our web site. Plans are in place to expand and provide sales of used DVD titles at a discounted price and new video gaming accessories. The development of this portion of the website is nearly completed. Management believes by adding these additional services we will be able to complement our rental service by increasing cash flow and capitalizing on impulse sales to our current subscribers.

     We seek to provide our customers with a large selection of video game rental and DVD movie choices on a monthly subscription basis. Customers can sign-up via the web page to rent video games of their choice. The titles are then shipped to the customer via first class mail once they have made their selection(s). Active subscribers can retain the games for an indefinite amount of time as long as they are active paying subscribers. Customers can exchange their selections at anytime by returning their game(s) in the pre-addressed package provided.

     Since November 2004, when we commenced keeping track of our customer base, we have consistently maintained a monthly customer base of 3,800 customers. We typically retain approximately 45% of our new customers from the trial to membership phase. We typically retain approximately 72 % of our customers after one month of membership, 92% after two months of membership and 97% after three months of membership. Thereafter, we lose approximately 3% to 3.5% each month of our new customers.

Product and Service Description

     We offer both DVD, movie, and video game rental services and the ability to purchase new DVD movie and video game titles to our subscribers. In addition, we also sell new DVD movie and video game titles to our non-members. Members can choose from rental packages of three to eight titles outstanding at one time on a monthly subscription basis with unlimited replacement of products as long as they are an active subscriber. For the period of April 2004 through December 2004, the average number of active subscribers per month has been 2,052. To date, the amount of revenues that have been generated from these subscriptions has been a total of $258,189. Plans are priced at $17.25 for a three title package and increase by $5.00 for each additional package. Applicable tax is also collected for California residents.

     We currently own approximately 12,866 titles and approximately 59,543 copies. In March 2004, we signed a supply agreement with an entertainment distributor. The supply agreement is designed to enable us to access the most current DVD and video game titles for purposes of meeting rental requests as well as all purchases. We own all titles that are rented to our subscribers. We purchase titles based on membership request for a title. We are building the inventory based on membership requests. In the event that a title is purchased through our web site, if we do not already own such title, we then purchase that title to fulfill the request. We purchase our inventory from Ingram Entertainment, Inc. for cash.

     Our proprietary queue system and dynamic web server based database system automatically select the next game a customer receives based on factors such as the subscriber's next game preferences, game availability, length of time a subscriber has been with us, and the subscriber's subscription plan level.

     All products sold, DVD's and games, are offered to current subscribers at a 10% discount from our retail price. In the future, used DVD's will be sold and will be priced based on the length of time the game has been in service, the current market rate (as determined by on-line sites like Amazon.com, and EBGames.com), and customer demand to maximize profit. For example, most new games are sold for $49.99 at retail stores and for $49.99 plus shipping from on-line stores. GameZnFlix offers the games at a price of $46.99 plus shipping charges paid by the customer. We currently charge a flat-rate of $3.00 per order for shipping. Most of our online competitors utilize multiple shipping rates, which incorporates a per piece charge as part of their shipping calculations.

     Like some of our competitors, we offer a toll free customer service phone number 12 hours per day, five days per week (Monday - Friday). We also take customer inquiries and requests via our e-mail address and maintain a policy to answer each e-mail within 24 - 48 hours.

Competition

Game Rentals.

     Our competition for game rentals comes in two main forms:

     - Chain rental stores - Our indirect competitors include traditional retail stores that offer video game rentals such as Blockbuster, Hollywood Video, and other national and local video rental stores. These companies are formidable, established competitors for video game rentals. The primary business of these companies is the renting of movies and not video games. Additionally, late returns are assessed stringent daily late fees by some of these chain rental stores for relatively short rental periods.

     - Online competitors - Currently there are approximately 12 direct competitors that provide online video game rentals. Some of our competitors include AngelGamer.com, DVDAvenue.com, Gamez2go.com, Govojo.com, Midwest-games.com, RedOctane.com, Rent-a-realm.com, Gamefly.com, and Videogamealley.com. Each of these competitors offers rental packages on a monthly subscription basis with offerings of one to eight games available at varying prices.

     We compete on product availability, customer service and product availability information.

DVD Rentals

     Our competition for DVD rentals comes in the following forms:

     - Chain rental stores - there are a number of retail stores located across the country that rent DVDs. These retail stores have a national image, high volume, multiple locations and general familiarity.

     - Other local video rental stores - the number and size of these competitors varies, but is not substantial. They are competing against the chains in an attempt to offer lower prices and a more customer friendly staff. They offer a certain amount of customer service, as this is their only business as compared to the chain rental stores.

     - Online competitors - the number of online competitors is growing. Management is aware of 12 other online services, such as NetFlix.com (the dominant force in this sector).
       Competitors vary in their service offerings.

     In summary, management believes that in order to be successful we must provide our subscribers with the best possible renting experience and a willingness to develop a long-standing relationship.
We must offer a high level of customer service, reliable product availability, and a responsive and efficient web site to deliver the service.

Sale of DVD's and Games

     In November 2004, we commenced selling new DVD and video games, and video game system accessories such as controllers, memory cards, and cables. The offering of these products for sale has been integrated with the existing website and has accounted for approximately 4% of our revenue on a monthly basis. Management believes these new offerings will complement the current rental service as many of our subscribers have indicated that they rent games to decide which games they would like to buy in the future.

     Chain rental stores and other local rental stores also sell
DVD's. In addition, DVD's are sold by large retailers, including Wal Mart, Target, and Best Buy. We are not aware of any other online rental service that also sells DVD's and games.

Fulfillment

     In February, 2005, we ceased using the services of National
Fulfillment, Incorporated to meet our fulfillment needs and internalized the fulfillment with distribution centers located in Franklin, Kentucky, Holtville, California, Sterling, Colorado, and
Scranton, Pennsylvania. The California location services the subscriber base West of the Rocky mountains, the Kentucky location services the subscriber base to the east of the Mississippi River except for the Northeast which is serviced by the Scranton location, and the Colorado location services the middle states. Delivery of the video game discs and DVDs provided by first class mail. The average cost of delivery for the shipment is $1.20. The delivery of each subsequent game costs
$0.60 for shipment to the customer and $0.60 for each return.

     Each day at mid-night the computers create a ship file for each center. These files are downloaded Monday through Saturday at each of the centers which then process the titles to be shipped for the day. Each distribution center delivers the outgoing titles to the USPS by a cutoff time established by the local USPS in order to make the mail on that day. After dropping off the outgoing titles, the personnel receive the return titles and then process the returned titles back into our inventory through the use of scanners. Each return title is verified to be the correct title, matches the member who returns it and that the title is in good working condition.

Technology

     All orders are taken by credit card via our web site at GameZnFlix.com and processed through Authorize.Net and our Humboldt Bank merchant account. Data resulting from customer sales transactions is transferred to our proprietary database system. This database system provides the necessary information for accounting, sales, customer service, inventory management, and marketing information needs and is accessible directly through any Internet connection.

Marketing

     Our target market for games is the hard core gamer that purchases and rents games on a regular basis. We will also target the DVD movie rental market similar to NetFlix.com and Blockbuster.com.
We are targeting subscribers of other services through our affiliate program, which is a commission based referral program that is administered through our own affiliate tracking software. These affiliates consist of web sites that drive consumers to our web site in consideration for a fee. The participants in this program are not affiliated with our company outside of their participation in the affiliate program. Participants in the affiliate program through which we obtain subscribers, can receive up to $70 for each new subscriber directed to our company by that affiliate that elects to use our service. The commission schedule is tied to the type of account the subscriber whom they sent to us signs up for. A $70 commission would be for an annual membership signup. In addition, there are other programs where we will pay a range from $10 to $25 per member based on the volume the affiliate provides our company.

     We also have a special program that we offer to the US military, including active duty, veterans, reservists, National Guardsmen, DOD employees and their dependents. They receive a special rate that is roughly a 10% discount on our standard rates. We also offer them shipping to any base throughout the world.

     Since the target market for our game rentals is already renting games from traditional rental stores, the most important market needs are a higher level of support and service, a greater value for the money they spend, and greater product availability. One of the key points of our strategy is the focus on hard-core gamers that know and understand these needs and are looking to pay less, and spend less time to have them filled.

     We believe the most obvious and important trend in the market is an increase in the number of people playing video games. A second trend is that, in management's opinion. video game players are becoming more and more unsatisfied with the current video game rental stores due to late fees, short rental times and a general lack of customer service support are all strong reasons why video game players are looking for an alternative.

     We believe a third trend is ever-greater connectivity, with more people getting onto the Internet and purchasing more items over the Internet. Items such as computer hardware, apparel, consumer electronics, office supplies, toys, movies and video games are all seeing what we believe is an increasing numbers of online sales.

     An estimated 15% of our current subscriber base is college students. Advertisement in school newspapers, on college websites, and other advertising media will be placed at college campuses in targeted cities. We will also participate in direct marketing opportunities in conjunction with back-to-school events on these campuses. Our first opportunity will be with the universities in the vicinity of Nashville, Tennessee.

     In February 2004, we retained the services of AdSouth Partners, Inc., a national ad agency, to assist in the launch and marketing of our website http://www.gameznflix.com. Through AdSouth Partners, Inc., we commenced a direct television response advertising campaign that covered 13 different national television channels by use of five different commercials, starring Dennis Coleman (a television and movie actor) and Ben Curtis (the former star of Dell television commercials). The television ad campaign covered the period from April 2004 to February 2005 on a monthly basis, and the advertising was prepaid. The last advertisement in this campaign was a commercial aired during the 4th quarter of the 2005 Super Bowl on three local television stations. In 2005, we do not have any major television advertising campaigns planned and have ended our relationship with AdSouth Partners, Inc. Due to software issues, we are unable to determine the effect of this advertising has on our subscriptions and reven.

     In 2005, we will continue to market online through our affiliate program and expand it to meet the membership growth we will require. Our other advertising and marketing programs will move away from national advertising and focus on areas in the proximity of our distribution centers. We will utilize such media as print, radio, outdoor and others where appropriate. This marketing program will launch in Nashville, Tennessee and then expand to those other markets throughout the year.

     We will also be utilizing "grass-roots" tactics that may include local market sponsorships, direct marketing opportunities via kiosks, corporate gift programs, employee benefits program, member referral programs and other areas that will help us get in front of our target markets.

     In addition, in February 2005 we commenced marketing activities through our wholly-owned subsidiary GameZnFlix Racing and Merchandising, Inc. ("GameZnFlix Racing"). In connection with these activities we are sponsoring a local drag racing car which covers the local Kentucky and Tennessee areas. In accordance with the drag racing team, we pay entry fees and pre-approved travel expenses to attend races in consideration for the placement of our name on the race car, trailer and tow vehicle. We also receive half of all winnings and reimbursement of expenses.

Research and Development

     During the fiscal year ended December 31, 2004, we have engaged in research and development activities, including the development of online games and broadband delivery of our rental inventory. The portion of our operating costs that is allocable to research and development is immaterial.

Strategy and Implementation Summary

     In order to successfully implement our business plan, we must:

     - emphasize service and support;

     - differentiate itself from the competition;

     - establish our service offering as a clear and viable alternative to time period rentals;

     - build a relationship-oriented business;

     - become subscribers video game rental site of choice; and

     - ensure that all orders are delivered timely and accurately.

Employees

     We currently have 13 employees and two paid consultants. Our employees and consultants operate in the following areas:

     - Purchasing (1 Employee)

     - Sales & Marketing ( 1 Consultant)

     - Affiliate Program (1 Consultant)

     - General Business Operations and Management (11 Employees)

     - WebSite operations (1 Employee)

                             DESCRIPTION OF PROPERTIES

     We currently own approximately $305,000 in fixed assets and $512,000 ($869,000 less amortization $357,000) of DVD and video games inventory.

     Our corporate office is located in Franklin, Kentucky at the president's home-based office.  We do not pay rent for these
facilities.   Our principal executive offices are located at 1535
Blackjack Road, Franklin, Kentucky 42134, and our telephone number is 270-598-0385.

Our distribution centers are located at:

Premises                    Term of Lease       Rent           Square Footage

308 West 5th Street         Five Years     $1,200 per month  1,600 square feet
Holtville, California

130 West Kentucky Ave       Five Years     $3,150 per month  4,200 square feet
Franklin, Kentucky

18234 Road 24               One Year       $2,000 per month  1,000 square feet
Sterling, Colorado

215 Vine Street             One Year       $350 per month      420 square feet
Scranton, Pennsylvania

     Management believes that the office and distribution spaces are currently adequate for the needs of our company.

                                 LEGAL PROCEEDINGS

     From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We may become involved in material legal proceedings in the future.

                                     MANAGEMENT

                          DIRECTORS AND EXECUTIVE OFFICERS

     The following information sets forth the names of our officers and directors, their present positions with us, and their biographical information.

Name                             Age     Office

John Fleming                     56      Chief Executive Officer, Secretary
                                         and Chairman of the Board

Arthur De Joya                   39      Chief Financial Officer

Mark Crist                       45      Director

Donald N. Gallent                32      President and Director

     Mr. John Fleming, age 56, was the managing partner of AFI Capital, LLC, a venture capital company, located in San Diego, California for the five years before joining our company in September
2002) Before AFI Capital, Mr. Fleming managed Fleming & Associates, a business-consulting firm that provided services to companies looking to create business plans and/or review current plans in order to move forward with fund raising from both private and public sectors.

Arthur De Joya, Chief Financial Officer

     Mr. De Joya was appointed as the Chief Financial Officer on July 9, 2004. He has over 12 years of experience in both public and private accounting, mainly working with publicly traded companies.
Mr. De Joya's experience includes having served as a chief financial officer for a publicly traded mining company. Mr. De Joya's experience in public accounting was partner-in-charge of the audit practice for L.L. Bradford & Company, LLC for approximately five years ending in April 2003. Since April 2003, Mr. De Joya has worked as an independent accountant. Prior to L.L. Bradford & Company, LLC, Mr. De Joya was employed with KPMG LLP working with many large publicly traded companies. Mr. De Joya received his B.S. and B.A. from the University of Nevada, Las Vegas and is a Certified Public Accountant licensed in the State of Nevada. He is a member of the American Institute of Certified Public Accountants, Nevada Society of
Certified Public Accountants and Public Company Accounting Oversight
Broad.

Mark Crist, Director

     Mark Crist, 45, has a widely varied background in business development. In 1979, he founded Manufacturer's Revenue Service, a commercial collection agency located in Tustin, California. In 1984 he negotiated the sale of that business to a division of Dunn & Bradstreet and thereafter left to become a partner in the marketing services firm of Jay Abraham & Associates. In 1985, he founded the Computer Trivia Fan User Group (CTFUG) as a public benefit, non-profit organization to promote the playing of online trivia contests. Mr. Crist held the position of CEO and President of GamesGalore.com from 1996 to 2001, a company that among other things supplies trivia contest content to users of America Online. Since May of 2001, he has served as president and director of Diamond Hitts Production, Inc.
(Pink Sheets: DHTT). Mr. Crist is an alumnus of California State University at Northridge.

Donald N. Gallent, President and Director

     Mr. Gallent, age 32, has been working for our company since early August 2004, first as consultant and then in December 2004 becoming a full time employee as vice president of web operations prior to his appointment as president. Prior to joining our company, Mr. Gallent was the owner of Fourthturn Collective of Nashville, Tennessee, an eBusiness strategy and development firm, from October 2001 to November 2004. From March 2000 to October 2001, he worked for XOR, Inc., an eBusiness strategist and account manager. From June 1997 to March 2000, Mr. Gallent served as general manager and vice president of Thinktivity Interactive/Frank Best & Ingram. Mr. Gallent has not entered into any employment agreement with our company at this time.

Compliance with Section 16(a) of the Securities Exchange Act.

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of our common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of the Registrant's common stock with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the registrant under Rule 16a-3(d) during fiscal 2004, and certain written representations from executive officers and directors, we are unaware that any required reports that have not been timely filed.

Code of Ethics

     We have not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have not adopted such a code of ethics because all of management's efforts have been directed to building the business of the company, at a later time, such a code of ethics may be adopted by the board of directors.

Committees of the Board Of Directors

     We presently do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees except for the audit committees.
We have an audit committee, which consists of John Fleming and Arthur De Joya, which are not considered to be independent. Mr. De Joya serves as the audit committee financial expert.

Terms of Office

     Our directors are appointed for a one year term to hold office until the next annual general meeting of the holders of our Common Stock or until removed from office in accordance with our by-laws. Our officers are appointed by our board of directors and hold office until removed by our board of directors.

                       EXECUTIVE COMPENSATION

     The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2004, 2003 and 2002 exceeded $100,000:



                           Annual compensation                      Long-term Compensation
                                                                 Awards           Payouts
Name and                                  Other           Restricted   Securities
principal                                 annual            stock     underlying      LTIP    All other
position       Year     Salary   Bonus   compensation     award(s)    options/SARs    payouts compensation
                          ($)     ($)       ($)             ($)           (#)(4)        ($)       ($)
John Fleming  2004      $115,369   -        -              -            5,000,000      -         -
President     2003        -        -        -              -            -              -         -
CEO (1)       2002        -        -        -             $100,000      -              -         -

Gary Borglund 2002        -        -        -               -            -             -         -
former
president (2)

Gary Fox       2002       -        -        -               -             -            -         -
former
president
(3)



(1)  Mr. Fleming was appointed director and CEO on September 12, 2002.

(2) Mr. Borglund was appointed president on January 21, 2002 and resigned on September 12, 2002.

(3) Mr. Fox was appointed President on April 28, 2001 and resigned on January 21, 2002.

(4) Consists of an option covering 5,000,000 shares of common stock, exercisable for two years from the date of grant (December 31, 2004) at $0.007 per share. This option has an intrinsic value of $35,000.

     Directors of our company who are also employees do not receive cash compensation for their services as directors or members of the committees of the board of directors. All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the board of directors or management committees.

Employment Contract

     We have not entered into an employment agreement with any of our executive officers or directors.

Other Compensation

     There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of our company in the event of retirement at normal retirement date as there was no existing plan as of December 31, 2004 provided for or contributed to by our company.

     Other than as follows, no remuneration is proposed to be paid in the future directly or indirectly by our company to any officer or director:

     - On July 1, 2001, we adopted a Non-Employees Directors and
       Consultants Retainer Stock Plan; and

     - On April 25, 2003, we adopted a Stock Incentive Plan.

     We may pay compensation to officers and directors in the future under one or both of these plans.

Other Compensation

     On July 1, 2001, we adopted a Non-Employee Directors and Consultants Retainer Stock Plan. We adopted Amendment No. 5 on May 20, 2004. The purpose of the plan is to enable us to promote the interests of our company by attracting and retaining non-employee directors and consultants capable of furthering the business of our company and by aligning their economic interests more closely with those of our shareholders, by paying their retainer or fees in the form of shares of common stock. As December 31, 2004, all 275,000,000 shares of common stock authorized under this plan have been registered as a result of Form S-8's filed with the SEC; 69,734,849 shares were issued during fiscal year 2004. As of December 31, 2004, there were no shares of common stock remaining to be issued under this plan.1,015,000,000

     On April 25, 2003, we adopted a Stock Incentive Plan, which was amended on August 23, 2004. This plan is intended to allow directors, officers, employees, and certain non-employees of our company to receive options to purchase company common stock. The purpose of this plan is to provide these persons with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the company, and to attract and retain employees. As of December 31, 2004, all 125,000,000 shares of common stock authorized under this plan have been registered as a result of Form S-8's filed with the SEC. Options granted under this plan are to be exercisable at whatever price is established by the board of directors, in its sole discretion, on the date of the grant. During 2003, we granted options for 25,000,000 shares to two individuals (one at an exercise price equal to 75% of the market price on the date of exercise and the other at 50% of the market price on the date of exercise) to which all were exercised in 2004. During August 2004, we granted options for 42,042,294 shares to three individuals (at an exercise price equal to 50% of the market price on the date of exercise) to which all were exercised in 2004. During December 2004, we granted options for 30,000,000 shares to eight individuals (at an exercise price equal to 50% of the market price on the date of exercise) to which none of these options were exercised in 2004. As of December 31, 2004, 27,957,706 shares of common stock remain to be issued under this plan, and options covering 67,042,294 shares have been exercised and options covering 30,000,000 shares remained unexercised.



                                                                                     Number of
                                                                                     Securities
                                                                                      Remaining
                              Number of                                         Available for future
                           Securities to be                                         Issuance under
                              Issued upon            Weighted-average                  Equity
                              Exercise of            Exercise Price Of               Compensation
                              Outstanding              Outstanding                Plans (excluding
                            Options, Warrants        Options, Warrants           Securities reflected
                               And rights               And rights                  in Column (a)
Plan category                    (a)                        (b)                          (c)
Equity
compensation plans
approved by security
holders                          0                            0                           0

Equity compensation
plans not approved by
security holders                 0                            0                      Director's and
                                                                                     Consultant's
                                                                                     Stock Plan:
                                                                                     0 shares Stock
                                                                                     Incentive Plan:
                                                                                     25,000,000 shares

Total                            0                            0                      Director's and
                                                                                     Consultant's
                                                                                     Stock Plan:
                                                                                     0 shares Stock
                                                                                     Incentive Plan:
                                                                                     27,957,706 shares



                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than as set forth below, during the last two fiscal years there have not been any relationships, transactions, or proposed transactions to which we were or are to be a party, in which any of the directors, officers, or 5% or greater shareholders (or any immediate family thereof) had or is to have a direct or indirect material interest.

     On March 13, 2003, we issued 1,200,000 restricted shares of common stock to Mr. Sawaqed as compensation for his work for our company in 2002.

     On March 17, 2003, we issued 100,000,000 and 1,000,000
restricted shares of common stock , respectively, to Mr. Fleming and Mr, Crist as compensation for their work for our company in 2002.

     On October 1, 2004, we entered into an employment agreement with Mr. Hohman, a former officer and director of our company. Under this agreement, which had a term of three years, Mr. Hohman was to receive a salary of $120,000 per year. He was also to receive additional compensation, including full health insurance for him and his family, four weeks per year paid vacation time, and stock options, at the discretion of our board of directors. Mr. Hohman resigned from all positions with our company and, as a result, the employment agreement was terminated.

     On December 31, 2004, we issued options covering a total of 20,000,000 shares of common stock under our Stock Incentive Plan to five employees of our company, including our chief executive officer, our president, and our chief financial officer, for services rendered to our company. These options, which are exercisable into free trading shares of common stock under that plan, are exercisable for a period of two years after the grant at $0.007 per share.

     Our corporate office is located in Franklin, Kentucky at the home-based office of Mr. Fleming. The office space is provided to our company without cost.

     For each of the transactions noted above, the transaction was negotiated, on the part of our company, on the basis of what is in the best interests of our company and our shareholders. In addition, in each case the interested affiliate did vote in favor of the transaction; however, the full board of directors did make the determination that the terms in each case were as favorable as could have been obtained from non-affiliated parties.

     Certain of our officers and directors are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between our company and such officers and directors. We will attempt to resolve such conflicts of interest in our favor.

            CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANT

     Effective on February 17, 2003, George Brenner, C.P.A. resigned. This accountant did not perform any auditing functions for us. During the period of engagement preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred during the period of engagement preceding the former accountant's resignation.

     Effective on March 30, 2003, the firm of Beckstead and Watts, LLP was engaged to serve as the new principal accountant to audit our financial statements. The decision to retain this accountant was approved by the board of directors. During our two most recent fiscal years, and the subsequent interim period prior to engaging this accountant, neither the Registrant (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

     Effective on November 20, 2003, Beckstead and Watts, LLP resigned. This firm audited our financial statements for the fiscal year ended December 31, 2002. This firm's report on these financial statements was modified as to uncertainty that we will continue as a going concern; other than this, the accountant's report on the financial statements for those periods neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the period of engagement preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred during the period of engagement preceding the former accountant's resignation.

     Effective on November 21, 2003, the firm of Smith & Company was engaged to serve as the new principal accountant to audit our financial statements. The decision to retain this accountant was approved by the board of directors. During our two most recent fiscal years, and the subsequent interim period prior to engaging this accountant, neither our company (nor someone on our behalf) consulted the newly engaged accountant regarding any matter except that Smith & Company audited our financial statements for the fiscal year ended December 31, 2001.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of July 6, 2005

     - by each person who is known by us to beneficially own more than 5% of our common stock;

     - by each of our officers and directors; and

     - by all of our officers and directors as a group.

Title of Class   Name and Address               Amount and Nature   Percent of
                 of Beneficial Owner              of Beneficial       Class(2)
                                                     Owner(1)

Common Stock     John Fleming**                  126,400,000 (4)       13.08%
                 1535 Blackjack Road
                 Franklin, Kentucky 42134

Common Stock     Mark Crist**                              0               *
                 1535 Blackjack Road
                 Franklin, Kentucky 42134

Common Stock     Arthur De Joya**                  5,000,000 (6)            *
                 1535 Blackjack Road
                 Franklin, KY 42134

Common Stock     Donald N. Gallent**              25,000,000 (5)        2.58%
                 1535 Blackjack Road
                 Franklin, Kentucky 42134

Common Stock     Golden Gate Investors, Inc.     106,142,247 (3)        9.99%
                 7817 Herschel Avenue, Suite 200
                 La Jolla, California 92037

Common Stock     Shares of all directors and     156,400,000           16.19%
                 executive officers
                 as a group (5 persons)

* Less then one percent.
**Officer and/or director

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable or convertible within 60 days of July 6, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage based on 966,001,665 shares of common stock outstanding.

(3) This number represents the aggregate maximum number of shares that Golden Gate can own at one time due to the 9.99% limitation set forth in the financing documents. Norman Lizt is deemed to be a control person of the shares owned by Golden Gate.

(4) Included within this amount is an option covering 5,000,000 shares of common stock, exercisable for two years from the date of grant (December 31, 2004) at $0.007 per share.

(5) Included within this amount is an option covering 5,000,000 shares of common stock, exercisable for two years from the date of grant (December 31, 2004) at $0.007 per share.

(6) This amount consists of an option covering 5,000,000 shares of common stock, exercisable for two years from the date of grant
(December 31, 2004) at $0.007 per share.

                  DESCRIPTION OF SECURITIES BEING REGISTERED

COMMON STOCK

     We are authorized to issue up to 4,000,000,000 shares of Common Stock, par value $.001. As of July 6, 2005, there were 966,001,665 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

     We have engaged Interwest Transfer Company, Inc., 1981 East
Murray Holiday Road, Salt Lake City, Utah 84117, as independent transfer agent or registrar.

               INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             PLAN OF DISTRIBUTION

     The selling stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately-negotiated transactions;

     - broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

     - through the writing of options on the shares

     - a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

     The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if a such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                               PENNY STOCK

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     - that a broker or dealer approve a person's account for transactions in penny stocks; and

     - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     - obtain financial information and investment experience objectives of the person; and

     - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     - sets forth the basis on which the broker or dealer made the suitability determination; and

     - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                          SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, it will not continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.



                                          Total
                      Total Shares of   Percentage                                                                     Percentage
                       Common Stock     of Common       Shares of                                   Beneficial           of Common
                       Issuable Upon      Stock,       Common Stock     Beneficial   Percentage of   Ownership           Stock Owned
                       Conversion of     Assuming       ncluded in      Ownership    Common Stock    After the             After
        Name            Debentures        Full         Prospectus      Before the    Owned Before    Offering            Offering
                      and/or Warrants    Conversion       (1)           Offering*     Offering*        (4)                (4)

Golden Gate Investors 2,012,195,122(3)   67.56%        Up to          106,142,247    9.99%            --                --
  Investors,                                         2,515,000,000
  Inc.(2)                                            shares of
                                                    common stock



* These columns represents the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to their 9.9% limitation.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debentures, if the convertible debentures had actually been converted on July 6, 2005, the conversion price would have been $.0082. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholder has contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholder is an unaffiliated third party. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Norman Lizt may be deemed a control person of the shares owned by the selling stockholder.

(3) Includes 2,500,000,000 shares of common stock underlying our $150,000 convertible debenture and 15,000,000 shares of common stock underlying common stock purchase warrants issued to Golden Gate
Investors, Inc.

(4) Assumes that all securities registered will be sold, which does not represent all of the shares of common stock potentially issuable upon conversion of the convertible debenture held by Golden Gate at current market prices.

Terms of Convertible Debentures

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

     The investors provided us with an aggregate of $150,000 as follows:

     - $100,000 was disbursed to us on November 11, 2004; and

     - $50,000 has been retained for services provided to our company by various professionals, which shall be disbursed upon effectiveness of this registration statement;

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is
divided by the conversion formula.    The conversion formula for the
convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.015, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 15,000,000 shares of common stock at an exercise price of $1.09 per share. As a result, if Golden Gate elects to convert a portion of the convertible debenture, it must also exercise a pro-rata portion of the warrant at the same time regardless of the fact that the warrant is exercisable at $1.09 per share and our market price as of July 6, 2005 is $.01.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

     The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of (i) $0.20 or (ii) seventy percent of the of the average of the three lowest volume weighted average prices during the forty-five (45) trading days prior to the conversion. For example, assuming conversion of $150,000 of debentures on July 6, 2005, a conversion price of $0.0082 per share, the number of shares issuable upon conversion would be:

($150,000 x 110) - ($.0082 x (100 x $150,000))  = 16,377,000 /$.0082
= 1,997,195,121

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on market prices 25%, 50% and 75% below the market price, as of July 6, 2005 of $0.01.



                                                   Number                % of
% Below           Price Per      Conversion      of Shares            Outstanding
Market              Share          Price          Issuable               Stock
25%               $.0075              $.0060        2,735,000,000        73.90%
50%               $.0050              $.0040        4,110,000,000        80.97%
75%               $.0025              $.0020        8,235,000,000        89.50%



                                LEGAL MATTERS

     Brian F. Faulkner, a Professional Corporation, San Juan Capistrano, California, will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Brian
F. Faulkner, A Professional Law Corporation, has previously received shares of common stock pursuant to our Non-Employee Directors and Consultants Retainer Stock Plan, as amended, under Form S-8's in exchange for legal services previously rendered, and to be rendered in the future.

                                     EXPERTS

     Smith & Company, Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2004 and 2003 and for the year then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

                               AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of GameZnFlix, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                           INDEX TO FINANCIAL STATEMENTS

                                 GAMEZNFLIX, INC.

                                FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2005 and March 31, 2004

Consolidated Balance Sheet                                             F-1
Consolidated Statements of Operations                                  F-2
Consolidated Statements of Cash Flow                                   F-3
Notes to Unaudited Financial Statements                                F-4

For the Year Ended December 31, 2004 and December 31, 2003

Report of Independent Auditors                                         F-6
Consolidated Balance Sheet                                             F-7
Consolidated Statements of Operations                                  F-8
Consolidated Statement of Changes in Stockholders' Deficit             F-9
Consolidated Statements of Cash Flow                                  F-10
Notes to Unaudited Financial Statements                               F-11

                                   GAMEZNFLIX, INC.
                              CONSOLIDATED BALANCE SHEET
                                    MARCH 31, 2005
                                     (Unaudited)

ASSETS


Current assets
Cash                                                              $    77,657
Accounts receivable                                                    62,500
Inventory                                                              27,828
Prepaid expenses                                                      103,404
Other assets                                                           56,075
Total current assets                                                  327,464

DVD's and video games library, net                                    436,184
Fixed assets, net                                                     368,621
Other assets                                                               --

Total assets                                                        1,132,269

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable                                                      203,198
Accrued expenses                                                      271,483
Notes payable                                                          37,161
Notes payable - related parties                                       258,370
Customer deposits                                                          --
Convertible debenture, net of unamortized debt
discounts of $106,983                                                  43,017

Total current liabilities                                             813,229

Long-term liabilities                                                      --

Total liabilities                                                     813,229

Commitments and contingencies                                              --

Stockholders' equity
Common stock; $0.001 par value; 2,000,000,000
   shares authorized, 756,801,665 issued and outstanding              756,802

Additional paid-in capital                                         19,333,258
Stock subscriptions receivable                                       (394,549)
Prepaid fees paid with common stock                                  (197,633)
Accumulated deficit                                               (19,178,838)

Total stockholders' equity                                            319,040

Total liabilities and stockholders' equity                          1,132,269

            See Accompanying Notes to Consolidated Financial Statements


                                     GAMEZNFLIX, INC.
                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                         (Unaudited)



                                            For the Three Months Ended     For the Three Months Ended
                                                  March 31, 2005                   March 31, 2004
Revenues                                          $     160,773                    $     30,434

Cost of revenues                                        138,261                           4,484

Gross profit                                             22,512                          25,950

Operating expenses
Selling, general and administrative                     279,098                         375,999
Amortization and depreciation                           221,343                           2,248
Consulting fees                                              --                       1,320,448
Professional fees                                       197,906                          78,067

Total operating expenses                                698,347                       1,776,762

Loss from operations                                   (675,835)                     (1,750,812)

Other income (expense)
Forgiveness of debt                                          --                              --
Interest expense                                             --                          (3,381)
Interest income                                             131                             362

                                                            131                          (3,019)

Loss before provision for income taxes                 (675,704)                     (1,753,831)

Provision for income taxes                                   --                              --

Net loss                                               (675,704)                     (1,753,831)

Basic loss per common share                               (0.00)                          (0.00)
Diluted loss per common share                             (0.00)                          (0.00)

Basic weighted average common shares outstanding    633,746,331                     516,461,430


See Accompanying Notes to Consolidated Financial Statements

                                       GAMEZNFLIX, INC.
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (Unaudited)


                                            For the Three Months Ended     For the Three Months Ended
                                                  March 31, 2005                   March 31, 2004
Cash flows from operating activities:
Net loss                                          $  (675,704)                     $   (1,753,831)
Adjustments to reconcile net loss to net
 cash used in operating activities:
Stock-based compensation                               45,967                           1,188,022
Depreciation and amortization                         221,343                               2,248

Changes in operating assets and liabilities:
Change in accounts receivable                           5,744                                  --
Change in accounts receivable - employees                  --                               1,892
Change in stock subscription receivable                10,549                              20,000
Change in inventory                                        --                            (158,131)
Change in prepaid expenses                            121,616                             (20,000)
Change in other assets                                123,410                              (3,589)
Change in accounts payable                           (203,658)                            (55,740)
Change in accrued expenses                             (6,600)                            258,758
Change in other liabilities                                --                                  --

Net cash provided used in operating activities       (357,333)                           (520,371)

Cash flows from investing activities:
Purchase of DVD's & games library                    (149,937)                                 --
Purchase of fixed assets                              (75,915)                                 --

Net cash used in investing activities                (225,852)                                 --

Cash flows from financing activities:
Payments on notes payable                                  --                              (4,800)
Payments on related party notes payable              (109,983)                                 --
Proceeds on notes payable                              27,079                                  --
Proceeds from related party notes payable                  --                              63,411
Proceeds from stock issuances                         680,451                             972,462

Net cash provided by investing activities             597,547                           1,031,073

Net change in cash and cash equivalents                14,362                             510,702

Cash, beginning of period                              63,295                              43,778

Cash, end of period                                    77,657                             554,480


See Accompanying Notes to Consolidated Financial Statements

                                          F-1

                                    GAMEZNFLIX, INC.
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (Unaudited)
1.  Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB for the year ended December 31, 2004 of Gameznflix, Inc. (the "Company").

The interim financial statements present the balance sheet, statements of operations, stockholders' equity and cash flows of Gameznflix, Inc. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of March 31, 2005 and the results of operations, stockholders' equity and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

History - The Company provides online movie (also referred to as "DVD") and video game rentals to subscribers through its internet website www.gameznflix.com. Aside from having a comprehensive movie library of titles, the Company also provides subscribers with access to a comprehensive games library of Xbox, Playstation 2, Playstation, and Nintendo Gamecube titles. Subscribers of GamezNFlix.com are located within the United States of America. The Company maintains its headquarters in Franklin, Kentucky and its movie and games rental shipping facilities in California and Kentucky.

Going concern - The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities. As of March 31, 2005, the Company had an accumulated deficit of approximately $19,179,000. In addition, the Company had excess current liabilities over current assets of approximately $486,000. The Company has a substantial need
for working capital.   These factors, among others, raise substantial
doubt about the Company's ability to continue as a going concern.

In March 2004, the Company launched its website, http://www.gameznflix.com, and began operating in the online DVD and video game rental industry. In conjunction with the website launch, the company also launched a national television ad campaign designed to create awareness among the Company's target consumers and to generate traffic to the website.

In addition, the Company has generated over $680,000 in working capital in 2005 through the issuance of common stock from options exercised.

As a result of these actions and estimates of revenues that will be generated from its online presence, management feels that there is sufficient evidence they will be able to generate any additional working capital needed to allow the Company to continue as a going concern.

2.  Significant accounting policies

Use of estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

DVDs and video games library - DVDs and video games are recorded at historical cost and depreciated using the straight-line method over a twelve month period. The Company has no immediate plans to have any part of its DVDs and video games library sold and accordingly no salvage value is provided. However if the Company does sell any of its DVDs and video games library, the Company will re-evaluate its depreciation policy in terms of the salvage value.

Because of the nature of the business, the Company experiences a certain amount of loss, damage, or theft of its DVDs and video games. This loss is shown in the cost of sales section of the Income Statement. Any accumulated depreciation associated with this item is accounted for on a first-in-first-out basis and treated as a reduction to depreciation expense in the month the loss is recognized.

Inventory - Inventory consists of DVD and video game products for sale. All inventory items are stated at the lower of cost (first-in, first-out) or market value.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income
(loss) by the weighted-average number of outstanding shares of common stock during the period. Diluted net income (loss) per share is computed by dividing the weighted-average number of outstanding shares of common stock, including any potential common shares outstanding during the period, when the potential shares are dilutive. Potential common shares consist primarily of incremental shares issuable upon the assumed exercise of stock options and warrants to purchase common stock using the treasury stock method. The calculation of diluted net income (loss) per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive, as they were during 2004 and 2003. During the quarters ended March 31, 2004 and 2003, the number of potential common shared excluded from diluted weighted-average number of outstanding shares was 28,761,468 and 0, respectively.

Revenue recognition and cost of revenue - Subscription revenues are recognized ratably during each subscriber's monthly subscription period. Refunds to subscribers are recorded as a reduction of revenues. Revenues from sales of DVDs and video games are recorded upon shipment.

Cost of subscription revenues consists of referral expenses, fulfillment expenses, and postage and packaging expenses related to DVDs and video games provided to paying subscribers. Revenue sharing expenses are recorded as DVDs subject to revenue sharing agreements are shipped to subscribers. Cost of DVD sales include the net book value of the DVDs sold and, where applicable, a contractually specified percentage of the sales value for the DVDs that are subject to revenue share agreements.

Revenue from proprietary software sales that does not require further commitment from the Company is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license.

The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

3.  Prepaid fees paid with common stock

For the three months ended March 31, 2005, the Company entered into various consulting agreements extending over a twelve month period that were compensated through issuance of common stocks. The Company issued a total of 20,000,000 of common stock related to these consulting agreements with total value of $216,000 based upon the fair value of such stock to which will be expense over the twelve month term of such agreements. Accordingly, the Company has incurred approximately $18,000 in expenses during the three months ended March 31, 2005 related to these new consulting agreements. As a result, the Company's remaining prepaid consulting expenses as of March 31, 2005 totals $198,000.


         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





Board of Directors
GameZnFlix, Inc.

We have audited the accompanying consolidated balance sheet of GameZnFlix, Inc. and Subsidiaries (a Nevada corporation) as of
December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GameZnFlix, Inc. and Subsidiaries as of December 31, 2004 and the results of its operations, changes in stockholders' equity, and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has cash flow constraints, an accumulated deficit of $18,503,134 at December 31, 2004, and has suffered recurring losses from operations. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2 to the financial statements. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.



/s/  Smith & Company
Certified Public
Accountants
Salt Lake City, Utah
March 28, 2005

                                GAMEZNFLIX, INC.
                          CONSOLIDATED BALANCE SHEET
                              DECEMBER 31, 2004


                                         ASSETS

Current assets
Cash                                                           $       63,295
Accounts receivable                                                    68,244
Inventory                                                             145,366
Prepaid expenses                                                      225,020
Other assets                                                           62,420

Total current assets                                                  564,345

DVDs and video games library, net                                     367,005
Fixed assets, net                                                     305,671

Total assets                                                        1,237,021

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable                                                      524,856
Accrued expenses                                                      278,083
Notes payable - related parties                                       261,370
Convertible debenture                                                  32,935

Total current liabilities                                           1,097,244

Long-term liabilities                                                      --

Total liabilities                                                   1,097,244

Commitments and contingencies                                              --

Stockholders' equity
Common stock; $0.001 par
value; 2,000,000,000
shares authorized, 647,201,665 issued and
outstanding                                                           647,202

Additional paid-in capital                                         18,111,258

Stock subscriptions receivable                                       (115,549)

Accumulated deficit                                               (18,503,134)

Total stockholders' equity                                            139,777

Total liabilities and stockholders' equity                          1,237,021

                                   GAMEZNFLIX, INC.
                       CONSOLIDATED STATEMENTS OF OPERATIONS


                                  For the year ended       For the year ended
                                  December 31, 2004        December 31, 2003

Revenues                          $    287,117             $    143,421
Cost of revenues                       188,415                   15,976
Gross profit                            98,702                  127,445

Operating expenses
Advertising                          3,044,100                   21,411
Consulting and professional fees     4,353,911                1,055,314
Depreciation and amortization          367,240                   33,016
Selling, general and administrative  2,137,428                  203,514

Total operating expenses             9,902,679                1,313,255

Loss from operations                (9,803,977)              (1,185,810)

Other income (expense)
Gain on extinguishment of debt               -                  962,620
Interest expense                        (8,245)                 (21,161)
Interest income                            916                        2
Other income                            94,005                   16,079

Total other income (expense)            86,676                  957,540

Loss before provision for
income taxes                        (9,717,301)                (228,270)

Provision for income taxes                  --                       --

Net loss                            (9,717,301)                (228,270)

Loss per common share - basic
and diluted                              (0.02)                   (0.00)

Weigthed average common
shares outstanding -
basic and diluted                   583,437,443             332,124,803

                                   GAMEZNFLIX, INC.
             CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                         Additional      Stock    Prepaid Fees                 Total
                        Common Stock      Paid-In       Subscrip   Paid With    Accumulated  Stockholders'
                      Shares     Amount   Capital       Receivable Common Stock    Deficit       Deficit
Balance,
December 31, 2002    283,571,449 $ 283,571 $ 6,781,732  $      --   $        --  $(8,557,563) $ (1,492,260)

Issuance of stock
for legal and
consulting services  139,395,167   139,395     810,589         --            --           --       949,984

Issuance of stock
related to
acquired business     14,000,000    14,000     (13,766)        --            --           --           234

Issuance of stock
related to
prepaid fees          37,500,000    37,500      900,000        --      (937,500)          --            --

Issuance of stock
through private
placement,
weighted average
price of
$0.015 per share       7,007,595     7,008       95,492        --           --            --       102,500

Net loss                      --        --           --        --           --      (228,270)     (228,270)

Balance,
December 31, 2003    481,474,211   481,474     8,574,047       --      (937,500)   (8,785,833)    (667,812)

Prepaid fees
expensed during
the year                      --        --            --       --       937,500            --      937,500

Issuance of stock
related to
satisfaction of debt     600,000       600        30,425        --           --            --       31,025

Issuance of stock
for legal and
consulting services   79,803,524    79,805      6,076,692        --           --            --   6,156,497

Issuance of stock
related to
exercise of options
and warrants          67,042,294    67,042      2,696,923  (115,549)          --            --   2,648,416

Issuance of stock
through private
placements,
weighted average
price of
$0.015 per share      18,281,636    18,282        610,503        --           --            --     628,785

Detachable warrant
and beneficial
conversion
feature related to
convertible
debenture                     --        --        122,667        --           --            --     122,667

Net loss                      --        --             --        --           --    (9,717,301) (9,717,301)

Balance,
December 31, 2004    647,201,665    647,202    18,111,258  (115,549)          --   (18,503,134)    139,777


                                     GAMEZNFLIX, INC.
                           CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  For the year ended       For the year ended
                                  December 31, 2004        December 31, 2003

Cash flows from operating
activities:
Net loss                             $  (9,717,301)            $   (228,270)

Adjustments to reconcile net loss
to net cash used in operating
activities:
Stock based compensation                 7,099,599                  949,984

Depreciation and amortization              367,240                   33,016

Changes in operating assets and
liabilities:
Change in accounts receivable               (3,674)                 (56,433)

Change in stock subscriptions
receivable                                  20,000                  (20,000)

Change in DVDs and video games
library                                   (690,863)                      --

Change in inventory                       (145,366)                  21,221

Change in prepaid expenses                (225,020)                      --

Change in other assets                      62,664                    3,589

Change in accounts payable and
accrued liabilities                        241,496                 (723,314)

Net cash used in operating activities   (2,991,225)                 (20,207)

Cash flows from investing activities:
Purchase of fixed assets                  (309,691)                 (38,052)

Net cash used in investing activities     (309,691)                 (38,052)

Cash flows from financing activities:
Principal payments on notes payable         (4,975)                 (81,421)

Proceeds from notes payable                 42,605                   58,428

Proceeds from issuance of common
stock                                    3,277,201                  102,500

Net cash provided by financing
activities                               3,314,831                   79,507

Net change in cash                          13,915                   21,248

Cash, beginning of period                   43,778                   22,530

Cash, end of period                         57,693                   43,778

Supplemental disclosure of cash
flow information:
Cash paid for interest                         400                   21,161

Schedule of non-cash financing and
investing activities:
Issuance of common stock related
to prepaid fees                                 --                  937,500

Issuance of common stock for
business acquisition                            --                      234

Issuance of common stock related
to stock subscription receivable           115,549                       --

Issuance of common stock for
satisfaction of debt                        31,025                       --

Unamortized detachable warrant
and beneficial conversion
feature related to covertible
debenture                                  117,065                       --

                                GAMEZNFLIX, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 2004 and 2003

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of GameZnFlix, Inc. and subsidiaries (the Company) is presented to assist in understanding the Company's consolidated financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization

The Company was originally formed under the laws of the State of Delaware in June 1997 under the name SyCo Comics and Distribution Inc. and is the successor to a limited partnership named SyCo Comics and Distribution, formed under the laws of the Commonwealth of Virginia on January 15, 1997. On February 17, 1999, SyCo Comics and Distribution Inc. changed its name to Syconet.com, Inc. On April 12, 2002 the Company adopted an Agreement and Plan of Merger for the purpose of redomiciling the Company to the State of Nevada. The Company then discontinued its operations as Syconet.com, Inc. and changed its name to Point Group Holding, Incorporated effective November 21, 2002. On November 21, 2003, the Company changed its name to GameZnFlix, Inc.

Nature of Business

The Company provides online movie (also referred to as "DVD") and video game rentals to subscribers through its internet website www.gameznflix.com. Aside from having a comprehensive movie library of titles, the Company also provides subscribers with access to a comprehensive games library of Xbox, Playstation 2, Playstation, and Nintendo Gamecube titles. All titles in the library used to provide rentals to subscribers are owned by the Company and are further described in these Notes in the section titled "DVD's and Video Games Library." In March 2004, the Company launched its website, http://www.gameznflix.com, and began operating in the online movie and video game rental industry. Subscribers of GamezNFlix.com are located within the United States of America. The Company maintains its headquarters in Franklin, Kentucky and its movie and games rental shipping facilities in California and Kentucky.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries which include Veegeez, Naturally Safe Technologies, Inc. ("NSTI") and GameZnFlix Racing and Merchandising, Inc. (formerly know as AmCorp Group, Inc.) All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ significantly from those estimates.

Reclassifications

Certain amounts reported in previous years have been reclassified to conform to the current year presentation.

Fair Value of Financial Instruments

The fair value of the Company's cash, accounts receivable, accounts payable, accrued expenses and notes payable approximates their carrying value due to their short maturity.

Cash and Cash Equivalents

The Company maintains cash balances in a non-interest-bearing accounts that currently does not exceed federally insured limits.
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2004.

Inventory

Inventory consists of DVD and video game products for sale. All inventory items are stated at the lower of cost (first-in, first-out) or market value.

Property, Plant, and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the shorter of the estimated useful lives of the respective assets, generally from three years to five years, and forty years for a building.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, " Accounting for the Impairment or Disposal of Long-Lived Assets ", long-lived assets such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets groups to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset group exceeds fair value of the asset group. The Company evaluated its long-lived assets and recorded impairment charges during fiscal year 2004 related to certain assets in its subsidiary NSTI which has been reflected within selling, general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2004.

DVDs and Video Games Library

DVDs and video games are recorded at historical cost and depreciated using the straight-line method over a twenty-four month period. The Company has no immediate plans to have any part of its DVDs and video games library sold and accordingly no salvage value is provided. However if the Company does sell any of its DVDs and video games library, the Company will re-evaluate its depreciation policy in terms of the salvage value.

Because of the nature of the business, the Company experiences a certain amount of loss, damage, or theft of its DVDs and video games. This loss is shown in the cost of sales section of the Income Statement. Any accumulated depreciation associated with this item is accounted for on a first-in-first-out basis and treated as a reduction to depreciation expense in the month the loss is recognized.

Revenue Recognition and Cost of Revenue

Subscription revenues are recognized ratably during each subscriber's monthly subscription period. Refunds to subscribers are recorded as a reduction of revenues. Revenues from sales of DVDs and video games are recorded upon shipment.

Cost of subscription revenues consists of referral expenses, fulfillment expenses, and postage and packaging expenses related to DVDs and video games provided to paying subscribers. Revenue sharing expenses are recorded as DVDs subject to revenue sharing agreements are shipped to subscribers. Cost of DVD sales include the net book value of the DVDs sold and, where applicable, a contractually specified percentage of the sales value for the DVDs that are subject to revenue share agreements. In 2004, revenues from DVD sales were $6,482. Related costs of DVD sales were $1,568. In 2003, DVD sales were an incidental part of the business. Therefore, sales and related expenses were not separately accounted for.

Revenue from proprietary software sales that does not require further commitment from the Company is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license.

The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

Fulfillment Expenses

Fulfillment expenses represent those costs incurred in operating and staffing the Company's fulfillment and customer service centers, including costs attributable to receiving, inspecting and warehousing the Company's DVDs and video games library.

Advertising Costs

The Company expenses all costs of advertising as incurred.
Advertising costs for the years ended December 31, 2004 and 2003 were $3,044,100 and $21,411, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

At December 31, 2004, the Company has net operating loss carry forwards totaling approximately $11,700,000. The carry forwards begin to expire in fiscal year 2017. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income
(loss) by the weighted-average number of outstanding shares of common stock during the period. Diluted net income (loss) per share is computed by dividing the weighted-average number of outstanding shares of common stock, including any potential common shares outstanding during the period, when the potential shares are dilutive. Potential common shares consist primarily of incremental shares issuable upon the assumed exercise of stock options and warrants to purchase common stock using the treasury stock method. The calculation of diluted net income (loss) per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive, as they were during 2004 and 2003. During 2004 and 2003, the number of potential common shared excluded from diluted weighted-average number of outstanding shares was 28,761,468 and 25,000,000, respectively.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Segment Reporting

The Company follows SFAS No. 130, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Stock-Based Compensation

Up through December 31, 2004, the Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

Recent Pronouncements

In September 2004, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 04-08 The Effect of Contingently Convertible Instruments on Diluted Earnings per Share, which requires the inclusion of shares related to contingently convertible debt instruments for computing diluted earnings per share using the if-converted method, regardless of whether the market price contingency has been met. EITF 04-08 will be effective for all periods ending after December 15, 2004 and includes retroactive adjustment to historically reported diluted earnings per share. The adoption of EITF Issue No. 04-08 does not currently have an impact on the Company's operating results or financial position.

In November 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period charges. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a significant impact on the Company's operating results or financial position.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 does not currently have an impact on the Company's operating results or financial position.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard replaces SFAS No. 123 and supersedes APB Opinion No. 25, Accounting for Stock-based compensation. This Standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) will be effective for interim or annual reporting periods beginning on or after June 15, 2005. The Company previously adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, in the second quarter of 2003, and restated prior periods at that time. Accordingly the Company is unable to determine at this time the impact of SFAS No. 123(R) will have on its balance sheet or income statements.

NOTE 2  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

As of December 31, 2004, the Company had an accumulated deficit of $18,503,134. In addition, the Company had excess current liabilities over current assets of $649,964. The Company has a substantial need
for working capital.   These factors, among others, raise substantial
doubt about the Company's ability to continue as a going concern.

In 2004, the Company launched its website, http://www.gameznflix.com, and began fully operating in the online DVD and video game rental industry in the latter part of 2004. The Company will continue to focus on expanding its subscriber base and implement certain strategic plans. A part of this strategic plan includes raising working capital through either debt or equity instruments within the next twelve months.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's plan as set forth above. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3  DVDS AND VIDEO GAMES LIBRARY

DVDs and video games library as of December 31, 2004 consisted of the following:

DVDs and video games library               $ 724,221
Less accumulated amortization               (357,216)

DVDs and video games library, net          $ 367,005

NOTE 4  OTHER ASSETS

Other assets classified as current assets totaling $62,420 as of December 31, 2004, consist of depositswith certain vendors which will be returned to the Company within twelve months. .

NOTE 5  FIXED ASSETS

Fixed assets as of December 31, 2004 consisted of the following:

Computers and software                        $ 64,008
Furniture and fixtures                             990
Automobiles                                     46,500
Office building                                204,194
                                               315,692
Less accumulated depreciation                  (10,021)

Fixed assets, net                             $305,671

NOTE 6  NOTES PAYABLE

Notes payable as of December 31, 2004 consisted of the following:

Promissory note payable to a consulting firm;
due on demand, unsecured and bears no interest                $  35,000

Promissory note payable to a consulting firm;
due on demand, unsecured and bears no interest                   15,729

                                                              $  50,729

NOTE 7  NOTES PAYABLE - RELATED PARTIES

Notes payable - related parties as of December 31, 2004 consisted of the following:

Promissory note payable to an investor, due on
demand (past due maturity and in default),
secured by assets of NSTI, bears no interest                 $  175,000

Promissory note payable to a consulting firm
owned by the Company's chief executive
officer's son, due on demand, unsecured and
bears an interest rate of 10%                                    27,641

Promissory note payable to an investor, due on
demand, unsecured and bears no interest                           8,000

                                                             $  210,641

NOTE 8  CONVERTIBLE DEBENTURE

As of December 31, 2004, a convertible debenture totaling $150,000 matures November 2007, is unsecured and bears an annual interest rate of 4.75%. The convertible debenture is convertible into shares of common stock equal to the principal amount of the debenture being converted multiplied by 110, less the product of the conversion price multiplied by 100 times the dollar amount. The conversion price shall be based on the lesser of $0.20 per share or 82% of the average of the lowest volume weighted average prices during the 20 trading days prior to the debt holder's election to convert such unpaid balances. Additionally, the debt holder is entitled to warrants to purchase 15,000,000 shares of common stock at an exercise price of $1.09 per share. In accordance with EITF 00-27, the Company has determined the value of the convertible debenture and the fair value of the detachable warrants issued in connection with this debt. The estimated value of the warrants of $44,870 was determined using the Black-Scholes option pricing model under the following assumptions: life of 1 year, risk free interest rate of 3.5%, a dividend yield of 0% and volatility of 207%. The face amount of the debt of $150,000 was proportionately allocated to the convertible debt and the warrants in the amounts of $105,130 and $44,870, respectively. The value of the note was then allocated between the debt and the beneficial conversion feature, which attributed to $27,333 and $77,797, respectively. The combined total discount is $122,667, which is being amortized and treated as interest expense over the term of the convertible debt using the effective interest method. For the year ended December 31, 2004, the Company has amortized a total of $5,602.

NOTE 9  GAIN FROM EXTINGUISHMENT OF DEBT

In January 2003, note holders forgave the Company's debts and interest accrued in the amount of $268,132.

In May 2003, the Company ceased operation of Prima International,
LLC, one of its wholly owned subsidiaries. The loan payable to Prima of $6,300 was forgiven and the Company recognized a gain from forgiveness of debt of $6,300.

In December 2003, Management determined that accrued payables in the amount of $688,188, relating to activities prior to Syconet's merger with the Company, are of questionable validity. No demands have been made of current management, nor the prior management group, and the Company's records do not provide sufficient information to confirm any amounts due. Further, the Company has been advised that the statute of limitation for the accrued payables was three years.
Since all the accrued payables were incurred in 2000, the Company feels that the statute of limitations has expired. The amount has been credited to gain on extinguishment of debt as of December 31, 2003.

NOTE 10  STOCK COMPENSATION PLANS

On July 1, 2001, the Company adopted a Non-Employee Directors and Consultants Retainer Stock Plan (the Company adopted Amendment No. 6 to this plan). The purposes of the plan are to enable the Company to promote the interests of the company by attracting and retaining non-employee directors and consultants capable of furthering the business of the company and by aligning their economic interests more closely with those of the company's shareholders, by paying their retainer or fees in the form of shares of common stock. All 375,000,000 shares of common stock under this plan have been registered as a result of a various Form S-8 POS filed with the Securities and Exchange Commission. As of December 31, 2004, 103,500,000 shares of common stock remain to be issued under this plan.

On April 25, 2003, the Company adopted a Stock Incentive Plan (the Company adopted Amendment No. 2 to this plan). This plan is intended to allow directors, officers, employees, and certain non-employees of the Company to receive options to purchase company common stock. The purpose of this plan is to provide these persons with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the company, and to attract and retain employees. All 200,000,000 shares of common stock under this plan have been registered as a result of various Forms S-8 filed with the Securities and Exchange Commission. Options granted under this plan are to be exercisable at whatever price is established by the board of directors, in its sole discretion, on the date of the grant. During 2003, the Company had granted options for 25,000,000 shares to two non-employee consultants (one at an exercise price equal to 75% of the market price on the date of exercise and the other at 50% of the market price on the date of exercise) to which all were exercised in 2004. The options were granted for meeting benchmarks associated with consulting and management services performed by the individuals. During August 2004, the Company had granted options for 42,042,294 shares to three non-employee consultants (at an exercise price equal to 50% of the market price on the date of exercise) to which all were exercised in 2004. The options were granted for meeting benchmarks for consulting and professional services performed by the individuals. During December 2004, the Company had granted options for 30,000,000 shares to eight non-employee consultants (at an exercise price equal to 50% of the market price on the date of exercise) to which none of these options were exercised in 2004. The options were granted as incentives for meeting benchmarks associated with consulting and professional services performed by the individuals. As of December 31, 2004, 102,957,706 shares of common stock remain to be issued under this plan of which 67,042,294 shares were exercised and 30,000,000 shares remained unexercised.

On July 1, 2001, the Company adopted a Non-Employee Directors and Consultants Retainer Stock Plan (the Company adopted Amendment No. 6 to this plan on January 28, 2005). The purposese of the plan are to enable the Company to promote the interests of the Company by attracting and retaining non-employee directors and consultants capable of furthering the business of the Company and by aligning their economic interests more closely with those of the Company's shareholders, by paying their retainer or fees in the form of shares of common stock. All 375,000,000 shares of common stock authorized under this plan have been registered as a result of various Form S-8's filed with the Securities and Exchange Commission. As of December 31, 2004, 103,500,000 shares of common stock remain to be issued under this plan. The Company recognizes expense related to common stock issued under this plan using the fair market value of the services rendered.

The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Therefore, the Company continues to account for stock-based compensation under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the stock based compensation been determined based upon the fair value of the awards at the grant date consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would not have been changed. With respect to options granted to outside consultants, the Company uses the Black-Scholes method of calculating the fair value for purposes of recording compensation. Because the eventual exercise price of the options was so much higher than the market price of the stock on the grant date, there is no value to assign to the options, and no compensation has been recognized.

NOTE 11  SUBSEQUENT EVENTS

(a) In March 2005, the Company cancelled its relationship with its fulfillment provider (National Fulfillment, Inc.) and has brought such operations in internally.

(b) On January 28, 2005, the Company adopted Amendment No. 6 to its Non-Employee Directors and Consultants Retainer Stock Plan, Which increased the number of authorized shares under this plan by 100,000,000 to 375,000,000. Also, on that date, the Company adopted Amendment No. 2 to its Stock Incentive Plan, which increased the number of authorized shares under this plan by 75,000,000 to 200,000,000. The additional shares under both plans were registered under a Form S-8 filed with the Securities and Exchange Commission on February 2, 2005. Amended and Restated Stock Incentive Plan (Amendment No. 2), dated January 28, 2005 (filed herewith).

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee                       $  3,101.40
Accounting fees and expenses                 10,000.00*
Legal fees and expenses                      35,000.00*
Miscellaneous                                 5,000.00
                                TOTAL       $53,101.40*
                                            ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On August 19, 2002, GameZnFlix issued 8,662,800 shares of common stock to Four Winds Associates as reimbursement for certain expenses of GameZnFlix advanced by Four Winds in the amount of $54,997 ($0.006 per share).

     On September 9, 2002, GameZnFlix issued 1,300,000 shares of common stock to Four Winds as reimbursement of certain additional expenses of GameZnFlix advanced by Four Winds in the amount of $8,218 ($0.006 per share).

     On September 24, 2002, GameZnFlix issued a total of 78,300,000 shares of common stock to three individuals (two of whom are directors of GameZnFlix) in connection with the acquisition of all the issued andoutstanding common stock of AmCorp Group, Inc. under an acquisition agreement dated September 13, 2002.

     On March 13, 2003, GameZnFlix issued 1,000,000 restricted shares of common stock to Mr. Sawaqed as compensation for his work for the company in 2002, valued at a total of $1,000 ($0.001 per share). On March 17, 2003, GameZnFlix issued 100,000,000 and 1,000,000 restricted shares of common stock , respectively, to Mr. Fleming and Mr. Crist as compensation for their work for the company in 2002, valued at a total of $101,000 ($0.001 per share). All these shares were accrued on the financial statements of GameZnFlix for the fiscal year ended December 31, 2002 since the services were rendered during that year.

     During the quarter ended March 31, 2003, GameZnFlix issued a total of 27,889,801 shares of common stock to a total of 64 individuals and companies (a majority of which are accredited investors) in connection withthe acquisition of all the issued and outstanding common stock of Naturally Safe Technologies, Inc. under an acquisition agreement dated October 31, 2002. These shares were accrued during the fiscal year ended December 31, 2002 since this transaction closed during that year.

     On September 24, 2003, GameZnFlix acquired VeeGeeZ.com, LLC, a California limited liability company. The companies agreed to exchange 14,000,000 shares of their common stock on a 1-for-1 basis, with the total market value of $39,000 ($0.00279 per share). GameZnFlix issued its 14,000,000 shares to the two principals of that firm on October 1, 2003.

     Between October 30, 2003 and December 30, 2003, GameZnFlix sold a total of 7,007,595 shares to four investors (two accredited and two non-accredited) for a total consideration of $92,500 (prices ranging from $0.014 to $0.02 per share). This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in this transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sale of these securities were made without general solicitation or advertising.

     From November 29, 2003 to September 1, 2004, GameZnFlix sold a total of 18,281,636 shares of common stock in a private placement to a total of 112 investors (89 of who are accredited) for a total consideration of $641,285 (average of $0.0338 per share). This offerings and sale was deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, 23 of which were unaccredited and 89 were accredited investors. Transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that each of the 89 accredited investors were accredited or sophisticated investors. Further, each of the investors represented to us that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

     The investors provided us with an aggregate of $150,000 as follows:

     - $100,000 was disbursed to us on November 11, 2004; and

     - 50,000 has been retained for services provided to our company by various professionals, which shall be disbursed upon effectiveness of this registration statement;

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.015, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 15,000,000 shares of common stock at an exercise price of $1.09 per share.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

     From January 24, 2005 to March 17, 2005, the Company issued options to purchase 20,000,000 shares of common stock under our Stock Incentive
Plan to Anne Morrison, an employee and 40,000,000 shares of common stock to Scott Elliot, a consultant of the Company. These options, which are exercisable into free trading shares of common stock under that plan, are exercisable for a period of ten years after the grant at $0.01 per share. All these options were exercised during the quarter.

     On January 25, 2005, the Company issued a total of 11,800,000 shares of common stock in settlement of debts owed to the Company's former advertising agency, AdSouth Partners, Inc. These shares had a total value of $118,000, or $0.01 per share.

     On March 9, 2005, the Company issued a total of 2,000,000 shares of common stock to three consultants for services rendered to the Company. These shares were valued at a total of $28,000, or $0.014 per share.

     On March 9, 2005, the Company issued 20,000,000 shares of common stock to Donald Gallent, the Company's president, as an incentive for assuming his role with the Company. These shares were valued at $140,000, or $0.007 per share.

     On April 29, 2005, GameZnFlix issued 3,000,000 shares of common stock to Newbridge Securities I consideration of $300 pursuant to a contract entered in 2003. Such shares were issued as restricted securities.

     * Unless otherwise noted, the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.
Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS.

     The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean GameZnFlix,
Inc., a Nevada corporation.

Exhibit     Exhibit Name

2.1 Agreement and Plan of Merger between the Registrant and Syconet.com, Inc., a Delaware corporation, dated December
        1, 2001 (incorporated by reference to Exhibit 2.2 of the Form 10-KSB filed on April 15, 2003).

2.2 Acquisition Agreement between the Registrant and shareholders of AmCorp Group, Inc., dated September 13,
        2002 (incorporated by reference to Exhibit 2 of the Form 8-K filed on September 23, 2002).

2.3 Acquisition Agreement between the Registrant and shareholders of Naturally Safe Technologies, Inc., dated
        October 31, 2002 (incorporated by reference to Exhibit 2 of the Form 8-K filed on November 13, 2002).

2.4 Acquisition Agreement between the Registrant and shareholders of Veegeez.com, LLC, dated September 25, 2003 (incorporated by reference to Exhibit 2 of the Form 8-K filed on October 9, 2003).

3.1     Articles of Incorporation, dated December 19,
        2001(incorporated by reference to Exhibit 3.1 of the Form
        10-KSB filed on April 15, 2003).

3.2 Certificate of Amendment to Articles of Incorporation, dated November 21, 2002 (incorporated by reference to Exhibit 3.2 of the Form 10-KSB filed on April 15, 2003).

3.3 Certificate of Amendment to Articles of Incorporation, dated March 5, 2003 (incorporated by reference to Exhibit
        3.3 of the Form 10-KSB filed on April 15, 2003).

3.4 Certificate of Amendment to Articles of Incorporation, dated July 11, 2003 (incorporated by reference to Exhibit
        3.4 of the Form 10-QSB filed on August 20, 2003).

3.5 Certificate of Amendment to Articles of Incorporation, dated January 26, 2004 (incorporated by reference to Exhibit 3.5 of the Form 10-KSB filed for the year ended
        December 31, 2003 on April 19, 2004).

3.6 Certificate of Amendment to Articles of Incorporation, dated December 16, 2004 (incorporated by reference to Exhibit 3 of the Form 8-K filed on December 21, 2004).

3.7 Bylaws (incorporated by reference to Exhibit 3.2 of the Form 10-SB filed on January 25, 2000).

3.8 Certificate of Amendment to Articles of Incorporation, dated July 2005 (incorporated by reference to Exhibit 3 of the Form 8-K filed on July 22, 2005).

4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 of the Form 10-SB/A filed on March
        21, 2000).

4.2     1997 Incentive Compensation Program, as amended
        (incorporated by reference to Exhibit 10.1 of the Form SB-2 POS filed on August 28, 2000).

4.3 Common Stock Purchase Warrant issued to Alliance Equities, Inc., dated May 21, 2000 (incorporated by reference to
        Exhibit 4.1 to the Form SB-2 filed on June 2, 2000).

4.4 Form of Redeemable Common Stock Purchase Warrant to be issued to investors in the private placement offering, dated January 27, 2000 (incorporated by reference to Exhibit 4.2 to the Form SB-2/A filed on June 27, 2000).

4.5     Redeemable Common Stock Purchase Warrant issued to
        Diversified Leasing Inc., dated May 1, 2000 (incorporated by reference to Exhibit 4.3 of the Form SB-2/A filed on June 27, 2000).

4.6     Redeemable Common Stock Purchase Warrant issued to
        John P. Kelly, dated August 14, 2000 (incorporated by reference to Exhibit 4.4 of the Form SB-2 POS filed on August 28, 2000).

4.7     Redeemable Common Stock Purchase Warrant for Frank
        N. Jenkins, dated August 14, 2000 (incorporated by reference to Exhibit 4.5 of the Form SB-2 POS filed on August 28, 2000).

4.8     Redeemable Common Stock Purchase Warrant for
        Ronald Jenkins, dated August 14, 2000 (incorporated by reference to Exhibit 4.6 of the Form SB-2 POS filed on August 28, 2000).

4.9 Non-Employee Directors and Consultants Retainer Stock Plan, dated July 1, 2001 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on February 6, 2002).

4.10    Consulting Services Agreement between the Registrant and
       Richard Nuthmann, dated July 11, 2001 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on February 6, 2002).

4.11   Consulting Services Agreement between the Registrant and
       Gary Borglund, dated July 11, 2001 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on February 6, 2002).

4.12   Consulting Services Agreement between the Registrant and
       Richard Epstein, dated July 11, 2001 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on February 6, 2002).

4.13 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan, dated July 1, 2002 (incorporated by reference to Exhibit 4 of the Form S-8 filed on July 30, 2002).

4.14 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 2), dated April 25, 2003 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on May 12, 2003).

4.15 Stock Incentive Plan, dated April 25, 2003 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on May 12, 2003).

4.16 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 3), dated August 17, 2003 (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on September 3, 2003).

4.17 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 4), dated November 17,
       2003 (incorporated by reference to Exhibit 4.1 of the Form S-8 POS filed on December 9, 2003).

4.18 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 5), dated May 20, 2004
       (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on May 25, 2004).

4.19 Amended and Restated Stock Incentive Plan, dated August 23, 2004 (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on August 31, 2004).

4.20   Securities Purchase Agreement between the Registrant and
       Golden Gate Investors, Inc., dated November 11, 2004
       (incorporated by reference to Exhibit 4.1 of the Form 8-K filed on November 29, 2004).

4.21 Warrant to Purchase Common Stock issued by the Registrant in favor of Golden Gate Investors, Inc., dated November 11, 2004 (incorporated by reference to Exhibit 4.2 of the Form
       8-K filed on November 30, 2004).

4.22   Registration Rights Agreement between the Registrant and
       Golden Gate Investors, Inc., dated November 11, 2004
       (incorporated by reference to Exhibit 4.3 of the Form 8-K filed on November 29, 2004).

4.23 Addendum to Convertible Debenture and Securities Purchase Agreement between the Registrant and Golden Gate Investors, Inc., dated November 17, 2004 (incorporated by reference to
       Exhibit 4.4 of the Form 8-K filed on November 29, 2004).

4.24 Addendum to Convertible Debenture and Securities Purchase Agreement between the Registrant and Golden Gate Investors, Inc., dated December 17, 2004 (incorporated by reference to
       Exhibit 4.5 of the Form 8-K/A filed on January 18, 2005).

4.25   4 3/4 % Convertible Debenture issued to Golden Gate
       Investors, Inc. (incorporated by reference to Exhibit 4.25 of The Form SB-2 filed on May 5, 2005).

5.1 Opinion of Brian F. Faulkner, a Professional Law Corporation (filed herewith)

10.1 Employment Agreement between the Registrant and Gary Hohman, dated October 1, 2004 (incorporated by reference to Exhibit 10 of the Form 8-K filed on October 8, 2004).

16.1 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on August
       24, 2001).

16.2 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on March 7, 2002).

16.3 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on November 5, 2002).

16.4 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on April 29, 2003).

16.5 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on January 21, 2004).

21. Subsidiaries of the Registrant. (Incorporated by referenced to Exhibit of the Form SB-2 filed on January 20, 2005).

23.1   Consent of Smith & Company (filed herewith)

23.2   Consent of Brian F. Faulkner, a Professional Law
       Corporation (filed herewith)

99.1   Patent issued to Donald V. Duffy, Jr., dated October 17,
       2000 (incorporated by reference to Exhibit 99.2 of the Form 10-KSB filed on April 15, 2003).

99.2 Text of Press Release Issued by GameZnFlix, dated September 30, 2004 (incorporated by reference to Exhibit 99 of the Form 8-K filed on October 8, 2004).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Franklin, State of Kentucky, on July 22, 2005.

                                       GAMEZNFLIX, INC.



                                       By: /s/ John Fleming
                                       John Fleming, CEO, Secretary
                                       and Chairman

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                   TITLE                                  DATE

/s/ John Fleming            Chief Executive Officer,            July 22, 2005
John Fleming                Secretary and Chairman

/s/ Arthur de Joya          Chief Financial Officer and         July 22, 2005
Arthur de Joya              Principal Accounting Officer

/s/ Donald N. Gallent       President and Director              July 22, 2005
Donald N. Gallent

Mark Crist                  Director                            July 22, 2005